                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      AND
                 ALL OUTSTANDING SHARES OF CLASS B COMMON STOCK
                                       OF

                      BERINGER WINE ESTATES HOLDINGS, INC.

                                       AT
                              $55.75 NET PER SHARE
                                       BY
                          BORDEAUX ACQUISITION CORP.,

                    AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF
                         FOSTER'S BREWING GROUP LIMITED
     ----------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON FRIDAY, SEPTEMBER 29, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of shares of Class A common stock, par value $0.01 per share (the "Class A Shares"), and shares of Class B common stock, par value $0.01 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"), of Beringer Wine Estates Holdings, Inc. that, together with any Shares that Purchaser has the right to acquire pursuant to the Tender Agreement (excluding Shares subject to the Tender Agreement that have been validly tendered and not withdrawn prior to the Expiration Date) and any Shares then owned by Foster's Brewing Group Limited or any of its subsidiaries, constitutes at least a majority of the total voting power of the outstanding securities of Beringer entitled to vote in the election of directors or in a merger (the "Voting Securities"), calculated on a fully diluted basis on the date of purchase ("on a fully diluted basis" having the following meaning: as of any date, the number of Voting Securities outstanding, together with the number of Voting Securities Beringer is then required to issue pursuant to obligations outstanding at that date under employee stock options, warrants, benefit plans or other rights to purchase or acquire Voting Securities, assuming the absence of any vesting requirements or conditions) (the "Minimum Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See the Introduction and Sections 1, 14 and 15 of this Offer to Purchase.

    THE MEMBERS OF THE BOARD OF DIRECTORS OF BERINGER PRESENT AT A MEETING DULY CALLED AND HELD ON AUGUST 28, 2000 HAVE UNANIMOUSLY (WITH ONE BERINGER BOARD MEMBER ABSENT) DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, IS FAIR TO AND IN THE BEST INTERESTS OF BERINGER AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE TENDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    FOSTER'S AND BORDEAUX ACQUISITION CORP. ("PURCHASER") HAVE ENTERED INTO A VOTING, TENDER AND OPTION AGREEMENT, DATED AUGUST 28, 2000, WITH ENTITIES AFFILIATED WITH THE TEXAS PACIFIC GROUP AND WITH CERTAIN MEMBERS OF THE BERINGER BOARD AND BERINGER'S SENIOR MANAGEMENT PURSUANT TO WHICH THESE ENTITIES AND PERSONS HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES IN THE OFFER. THESE STOCKHOLDERS OWN A SUFFICIENT NUMBER OF SHARES SO THAT THE TENDER OF THEIR SHARES IN THE OFFER AS CONTEMPLATED BY THE TENDER AGREEMENT WILL SATISFY THE MINIMUM CONDITION.

                            ------------------------

    Any stockholder desiring to tender all or a portion of its Shares should either (1) complete and sign the appropriate Letter(s) of Transmittal in accordance with the instructions in such Letter of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Dealer Manager, Information Agent or to brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                                UBS WARBURG LLC

SEPTEMBER 1, 2000

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                           --------
SUMMARY TERM SHEET.......................................................      i

INTRODUCTION.............................................................      1
         1.  Terms of the Offer..........................................      3
         2.  Acceptance for Payment and Payment for Shares...............      6
         3.  Procedure for Tendering Shares..............................      7
         4.  Withdrawal Rights...........................................     10
         5.  Certain Federal Income Tax Consequences of the Offer and the
               Merger....................................................     11
         6.  Price Range of the Shares; Dividends on the Shares..........     12
         7.  Effect of the Offer on the Market for Class B Shares; Stock
               Exchange Listing and Exchange Act Registration; and Margin
               Securities................................................     13
         8.  Certain Information Concerning Beringer.....................     14
         9.  Certain Information Concerning Purchaser and Foster's.......     15
        10.  Source and Amount of Funds..................................     16
        11.  Background of the Offer.....................................     19
        12.  Purpose of the Offer and the Merger; Plans for Beringer; the
               Merger Agreement; Other Matters...........................     20
        13.  Dividends and Distributions.................................     42
        14.  Certain Conditions of the Offer.............................     43
        15.  Certain Legal Matters and Regulatory Approvals..............     44
        16.  Fees and Expenses...........................................     46
        17.  Miscellaneous...............................................     47

SCHEDULE I...............................................................    I-1

                               SUMMARY TERM SHEET

    Bordeaux Acquisition Corp. is offering to purchase all of the outstanding shares of Class A common stock and Class B common stock of Beringer Wine Estates Holdings, Inc. for $55.75 per share in cash, without interest. The following are some of the questions you, as a stockholder of Beringer, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because this summary term sheet may not include all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES?

    The offeror is Bordeaux Acquisition Corp., which we refer to as Purchaser in this Offer to Purchase. Purchaser is a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Beringer. Purchaser is an indirect, wholly owned subsidiary of Foster's Brewing Group Limited, a corporation organized under the laws of the State of South Australia, Commonwealth of Australia. See the "Introduction" and
Section 8--"Certain Information Concerning Purchaser and Foster's" of this Offer to Purchase.

WHAT DOES BERINGER'S BOARD OF DIRECTORS THINK OF THE OFFER?

    Purchaser is making the offer pursuant to a merger agreement among Beringer, Foster's and Purchaser. The Beringer Board approved the merger agreement, the tender agreement described below, and the offer and the merger by an unanimous vote of all directors in attendance at the meeting (with one director absent). The Beringer Board has determined that the terms of the offer and the merger are fair to, and in the best interests of, the stockholders of Beringer and recommends that you tender your shares in the offer. See the "Introduction" of this Offer to Purchase and the Solicitation/ Recommendation Statement on
Schedule 14D-9 that is being provided to you with this Offer to Purchase.

WHAT ARE THE CLASSES AND AMOUNTS OF SHARES SOUGHT IN THE OFFER?

    Purchaser is seeking to purchase all of the outstanding shares of Class A common stock and Class B common stock of Beringer. See the "Introduction" of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    Purchaser is offering to pay cash of $55.75 per share, net to you but without interest.

HAVE OTHER STOCKHOLDERS OF BERINGER COMMITTED TO TENDER THEIR SHARES?

    Affiliates of the Texas Pacific Group and certain members of the Beringer Board and its senior management have agreed to tender their shares in the offer. These stockholders own a sufficient number of shares so that the tender of their shares as required by the tender agreement will satisfy the minimum condition contained in the offer. See "What are the Most Significant Conditions to the Offer" in this summary term sheet. The agreement to tender will remain in place unless the merger agreement is terminated. See Section 12--"Purpose of the Offer and the Merger; Plans for Beringer; the Merger Agreement; Other Matters" of this Offer to Purchase.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Foster's will provide Purchaser with approximately $1.25 billion, which Purchaser will use to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger that is expected to follow the successful completion of the offer. Foster's expects to obtain these funds through a combination of an equity offering, a bond offering and bank financing. Purchaser's offer is not conditioned upon any financing arrangements. See
Section 10--"Source and Amount of Funds" of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on September 29, 2000 to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1--"Terms of the Offer" and Section 3 "Procedure for Tendering Shares" of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND, IF IT IS EXTENDED, HOW WILL I BE NOTIFIED?

    Subject to certain limitations in the merger agreement, Purchaser may, in its sole discretion, elect to extend the offer at any time before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Purchaser may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if Purchaser includes one, will be an additional period of time beginning after Purchaser has purchased shares tendered during the offer during which stockholders may tender their shares and receive the offer consideration. During the subsequent offering period no tendered shares may be withdrawn. If Purchaser decides to provide a subsequent offering period, Purchaser will make a public announcement of its decision at least five business days prior to the scheduled expiration date. Purchaser does not currently intend to include a subsequent offering period, although it reserves the right to do so. If Purchaser extends the offer or provides a subsequent offering period, Purchaser will make a public announcement of the extension or subsequent offering period by issuing a release to the Dow Jones News Service. See Section 1--"Terms of the Offer" of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    Purchaser's obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including:

    - There must be validly tendered and not withdrawn prior to the expiration of the offer that number of shares of Beringer that, together with any shares then owned by Foster's or any of its subsidiaries, represents a majority of the total voting power of the outstanding securities of Beringer entitled to vote in the election of directors or in a merger, on a fully diluted basis (I.E., as though all options or other shares convertible or exercisable or exchangeable for Beringer shares had been so converted, exercised or exchanged). Any shares that Purchaser has the right to acquire under the tender agreement other than those shares tendered in the offer will be considered to be tendered in determining whether this condition is satisfied. This condition is referred to in the merger agreement as the "minimum condition."

    - The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, must have expired or have been waived.

    The offer is also subject to a number of other conditions. See
Section 14--"Certain Conditions of the Offer" of this Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE BERINGER SHARES ARE NOT
  TENDERED IN THE OFFER?

    If Purchaser accepts for payment and pays for at least a majority of the total voting power of the outstanding shares of Beringer, Purchaser will be merged with Beringer, and all remaining shares, other than shares owned by holders who assert appraisal rights, will be converted into the right to receive $55.75 per share in cash. See the "Introduction" of this Offer to Purchase. If Purchaser accepts for payment and pays for 100% of Beringer's Class A shares and at least 90% of Beringer's Class B shares, the merger will occur within a few days after the offer expires. If Purchaser acquires fewer Beringer shares than described in the prior sentence, Purchaser expects that the merger will occur within four months. See Section 12--"Purpose of the Offer and the Merger; Plans for Beringer; the Merger Agreement; Other Matters" of this Offer to Purchase. Following the proposed merger, Beringer will be the surviving corporation and an indirect, wholly owned subsidiary of Foster's.

HOW DO I TENDER MY SHARES?

    If you wish to accept our offer, this is what you must do:

    - If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions to tender your shares.

    - If you are a record holder and have your stock certificate, you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the offer or follow the procedures described in the Offer to Purchase and the Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the offer expires. Detailed instructions are contained in the Letter of Transmittal and Section 3--"Procedures for Tendering Shares" of this Offer to Purchase.

    - If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery.

    See Section 3--"Procedures for Tendering Shares" of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if Purchaser has not agreed to accept your shares for payment by October 31, 2000, you can withdraw them at any time thereafter so long as Purchaser has not yet accepted your shares for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1, if a subsequent offer period is provided. See Section 4 -- "Withdrawal Rights" of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your shares. See
Section 4--"Withdrawal Rights" of this Offer to Purchase.

IF SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL BERINGER CONTINUE AS A
  PUBLIC COMPANY?

    No. If the merger takes place, Beringer will no longer be publicly owned. Even if the merger does not take place, if Purchaser purchases all of the tendered shares, there may be so few remaining stockholders and publicly held shares that:

    - Beringer common stock may no longer meet the published guidelines of Nasdaq for continued listing and may be taken off the Nasdaq National Market;

    - there may not be a public trading market for Beringer's common stock; and

    - Beringer may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies.

    See Section 7--"Effect of the Offer on the Market for the Class B Shares; Stock Exchange Listing and Exchange Act Registration, and Margin Securities" of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer (subject to their right to pursue appraisal under Delaware law). Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. Although we expect the merger to occur, if it does not take place, the number of stockholders and shares of Beringer which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Beringer shares. Also, as described above, Beringer may cease making filings with the Securities and Exchange Commission and may not be required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" and
Section 7--"Effect of the Offer on the Market for Class B Shares, Stock Exchange Listing and Exchange Act Registration, and Margin Securities" of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY BERINGER SHARES AS OF A RECENT DATE?

    On August 25, 2000, the last full trading day before we announced the offer and the possible subsequent merger, the last sale price of Beringer Class B common stock reported on the Nasdaq stock exchange was $43.50 per share. Between December 31, 1999 and August 28, 2000, the price of a share of Beringer Class B common stock ranged between $32.31 and $47.72. On August 31, 2000, the last full trading day prior to the date of this Offer to Purchase, the last sale price of Beringer Class B common stock was $55.31 per share. You should obtain a recent quote for Beringer Class B common stock before deciding whether to tender your shares. Beringer Class A common stock is not publicly traded. See
Section 6--"Price Range of the Shares; Dividends on the Shares" of this Offer to Purchase.

DO I HAVE APPRAISAL RIGHTS?

    You do not have any rights to appraisal in the offer but, if you so choose, you are entitled to exercise appraisal rights in the merger so long as you do not vote your outstanding shares of Beringer in favor of the merger and so long as you take all other steps required to perfect your rights. See
Section 12--"Purpose of the Offer and the Merger; Plans for Beringer; the Merger Agreement; Other Matters" of this Offer to Purchase.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You may call:

    - MacKenzie Partners, Inc. at (800) 322-2885 (toll free); or (212) 929-5500 (call collect); or

    - UBS Warburg LLC at (212) 821-5382 (call collect);

    MacKenzie Partners, Inc. is acting as the information agent and UBS Warburg LLC is acting as the dealer manager for the offer. See the back cover of this Offer to Purchase.

To the Holders of Class A Common Stock and Class B Common Stock of Beringer Wine Estates Holdings, Inc.

                                  INTRODUCTION

    Bordeaux Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect, wholly owned subsidiary of Foster's Brewing Group Limited, a corporation organized under the laws of the State of South Australia, Commonwealth of Australia ("Foster's"), hereby offers to purchase all outstanding shares of Class A common stock, par value $0.01 per share (the "Class A Shares"), of Beringer Wine Estates Holdings, Inc., a Delaware corporation ("Beringer") and all outstanding shares of Class B common stock, par value $0.01 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"), of Beringer at a purchase price of $55.75 per Share, net to the seller in cash, without interest, prorated for fractional Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Purchaser will pay all charges and expenses of UBS Warburg LLC, as the dealer manager (the "Dealer Manager"), Equiserve, L.P., as the depositary (the "Depositary"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

    THE MEMBERS OF THE BERINGER BOARD OF DIRECTORS (THE "BERINGER BOARD") PRESENT AT A MEETING DULY CALLED AND HELD ON AUGUST 28, 2000 HAVE UNANIMOUSLY (WITH ONE BERINGER BOARD MEMBER ABSENT) DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, IS FAIR TO AND IN THE BEST INTERESTS OF BERINGER AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE TENDER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Certain stockholders of Beringer, Purchaser and Foster's have entered into a Tender, Voting and Option Agreement, dated August 28, 2000 (the "Tender Agreement"), pursuant to which the Beringer stockholders party thereto (the "Selling Stockholders") have agreed, among other things, to tender in the Offer the Shares beneficially owned by them and vote their Shares in favor of the Merger and against proposals adverse to or conflicting with the transactions contemplated by the Merger Agreement and have granted an irrevocable proxy to that effect. The Selling Stockholders have also granted Foster's an option to purchase the Shares beneficially owned by them at the Per Share Amount under certain circumstances. The option is exercisable if the Offer is consummated but (whether due to improper tender or withdrawal of tender or breach of the Tender Agreement) Purchaser has not accepted for payment and paid for all of the Shares subject to the Tender Agreement. The Selling Stockholders include TPG GenPar, L.P., TPG Partners, L.P., TPG Parallel I, L.P. and Wine Partners, L.P., which entities are affiliated with the Texas Pacific Group (together, the "Texas Pacific Group"), and certain members of the Beringer Board and Beringer's senior management. The Selling Stockholders own a sufficient number of Shares so that the tender of their Shares in the Offer as contemplated by the Tender Agreement will satisfy the Minimum Condition. See Section 12. The Tender Agreement will terminate if the Merger Agreement is terminated, except that in certain circumstances, Foster's will be entitled to receive 50% of the difference between $55.75 and any amount received by the Texas Pacific Group in any sale or business combination of Beringer's or sale of the Texas Pacific Group's Shares prior to the first anniversary of the date that the Merger Agreement is terminated.

    BERINGER HAS ADVISED FOSTER'S THAT GOLDMAN, SACHS & CO., BERINGER'S FINANCIAL ADVISOR, HAS DELIVERED TO THE BERINGER BOARD A WRITTEN OPINION, DATED AUGUST 28, 2000, TO THE EFFECT THAT, AS OF SUCH

DATE AND BASED ON AND SUBJECT TO CERTAIN MATTERS STATED IN SUCH OPINION, THE $55.75 PER SHARE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY STOCKHOLDERS (OTHER THAN FOSTER'S AND ITS AFFILIATES) WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS. A COPY OF GOLDMAN, SACHS & CO.'S WRITTEN OPINION IS CONTAINED IN BERINGER'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY GOLDMAN, SACHS & CO.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES THAT PURCHASER HAS THE RIGHT TO ACQUIRE PURSUANT TO THE TENDER AGREEMENT (EXCLUDING SHARES SUBJECT TO THE TENDER AGREEMENT THAT HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE) AND ANY SHARES THEN OWNED BY FOSTER'S OR ANY OF ITS SUBSIDIARIES, CONSTITUTES AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF THE OUTSTANDING SECURITIES OF BERINGER ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "VOTING SECURITIES"), CALCULATED ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1, 14 AND 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 28, 2000 (the "Merger Agreement"), among Foster's, Purchaser and Beringer. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares in the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Beringer (the "Merger"), with Beringer surviving the Merger as an indirect, wholly owned subsidiary of Foster's (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by stockholders who have properly exercised their dissenters' rights under Delaware law, Shares held in the treasury of Beringer and Shares owned by Foster's or any direct or indirect, wholly owned subsidiary of Foster's immediately before the Effective Time) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be canceled and extinguished and converted without any action on the part of the holders of Shares at the Effective Time into the right to receive $55.75 per Share (or any greater amount paid for Shares pursuant to the Offer (the "Per Share Amount")), in cash payable to the holder thereof, without interest, less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration").

    Beringer has informed Purchaser that, as of August 28, 2000, there were 1,337,962 Class A Shares outstanding and 18,439,214 Class B Shares outstanding and 1,854,238 Class B Shares reserved for issuance upon the exercise of outstanding stock options ("Options") granted under Beringer's equity incentive plans (collectively, the "Stock Option Plans"). Class A Shares are entitled to 20 votes per Class A Share; however, Class A Shares will automatically be converted into Class B Shares if the Class A Shares are purchased by Purchaser. As a result, as of such date, the determination of the number of Shares that must be validly tendered and not properly withdrawn prior to the Expiration Date in order to satisfy the Minimum Condition will depend on the relative number of Class A Shares and Class B Shares tendered. The Selling Stockholders who hold 1,312,530 Class A Shares and 9,426,352 Class B Shares and have options to purchase 1,124,974 Class B Shares have agreed in the Tender Agreement to tender their Shares in the Offer. Even if no Class A Shares or Class B Shares are tendered other than those held by the Selling Stockholders, the Minimum Condition would be satisfied with the tender and purchase by Purchaser of these Shares in accordance with the Tender Agreement. Beringer has been advised, and has informed Foster's, that each of its other directors and executive officers intends to tender pursuant to the Offer all Shares owned of record and beneficially by him or her, except to the extent that such tender would require disgorgement of profits from any such tender to Beringer under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders. Beringer's Certificate of Incorporation and Delaware law require the affirmative vote of holders of a majority of the outstanding Shares to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under Delaware law, if after consummation of the Offer Purchaser owns at least 90% of each class of Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of Beringer's stockholders. Because Class A Shares tendered in the Offer will automatically convert into Class B Shares upon purchase by Purchaser, Purchaser must acquire 100% of the currently outstanding Class A Shares and at least 90% of the then-outstanding Class B Shares in order to effect the Merger without a vote of Beringer's stockholders. If Purchaser acquires less than these amounts of Shares, a vote of Beringer's stockholders will be required under Delaware law to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 12. As of the date of this Offer to Purchase, neither Foster's nor Purchaser beneficially owns any Shares other than pursuant to the Tender Agreement.

    No appraisal rights are available in connection with the Offer. Stockholders may exercise appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the stockholders.

    The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

    On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, Friday, September 29, 2000, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 14, including the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). Subject to the terms of the Merger Agreement, without the prior written consent of Beringer, Purchaser will not, and Foster's will cause Purchaser not to:

    - Decrease or change the form of the Per Share Amount;

    - Decrease the number of Shares sought to be purchased in the Offer;

    - Amend or waive the Minimum Condition or impose conditions other than the offer conditions set forth in Section 14 hereof (the "Offer Conditions"); or

    - Amend any term of the Offer in any manner adverse to holders of Shares (including without limitation to result in any extension of the Offer which would be inconsistent with the preceding provisions of this sentence).

    Notwithstanding the foregoing, subject to applicable legal requirements, Foster's may, in its sole discretion, cause Purchaser to waive any Offer Condition other than the Minimum Condition and the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the Offer Conditions, Foster's will cause Purchaser to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

    Subject to the terms of the Merger Agreement and the rights of tendering stockholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

    Subject to the applicable regulations of the Commission and the terms of the Merger Agreement as described herein, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to:

    - Delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for, such Shares pending receipt of any regulatory or governmental approvals specified in Section 15;

    - Terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the Offer Conditions have not been satisfied by the Expiration Date or upon the occurrence of any event specified in Section 14;

    - Waive any Offer Condition (except, without the prior written consent of Beringer, the Minimum Condition); or

    - Except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

    The rights reserved by Purchaser in the immediately preceding paragraph are in addition to Purchaser's rights described in Section 14. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance of Shares for payment) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4 of this Offer to Purchase. The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited, however, by Rule 14e-1(c) promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless the bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 promulgated under the Exchange Act and pays for Shares tendered in accordance with that rule.

    Pursuant to Rule 14d-11 promulgated under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things:

    - the Offer was open for at least 20 business days and has expired,

    - the Offer is for all outstanding Shares,

    - Purchaser accepts and promptly pays for all Shares tendered during the Offer,

    - Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period,

    - Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period, and

    - Purchaser pays the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period.

    Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above, subject to certain limitations in the Merger Agreement. In a public release, the Commission expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of an offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders consistent with the requirements of the Commission.

    A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

    Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment, including Shares tendered during the Subsequent Offering Period. The same consideration, the applicable Per Share Amount, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if provided.

    Beringer has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to the Beringer stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Beringer's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1, 14 and 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

    - Certificates for the Shares (or a timely Book-Entry Confirmation with respect to the Shares);

    - The Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message); and

    - All other documents required by the Letter of Transmittal. See Section 3.

    The term "Agent's Message" means a message, transmitted by The Depository Trust Company (the "Book-Entry Transfer Facility") to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that:

    - The Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation;

    - Such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal; and

    - Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering stockholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights described in Section 14, the Depositary may, nevertheless, on behalf of

Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) promulgated under the Exchange Act.

    UNDER NO CIRCUMSTANCES WILL INTEREST ACCRUE ON THE CONSIDERATION TO BE PAID FOR THE SHARES BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering stockholder without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Foster's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Foster's or Purchaser of their respective obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY THE INCREASED CONSIDERATION FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either:

    - The appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date; or

    - The tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    If certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted.

    THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

    DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal if:

    - the Letter of Transmittal is signed by the registered stockholder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered stockholder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

    - such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution").

    In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered stockholder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder wishes to tender Shares pursuant to the Offer and the stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

    - The tender is made by or through an Eligible Institution;

    - A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer to Purchase, is received by the Depositary, as provided below, prior to the Expiration Date; and

    - The certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which the Nasdaq Stock Market, Inc.'s ("Nasdaq") Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

    Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR THE MERGER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH ITS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT IT IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 5 BELOW AND INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or amend any or all of the Offer Conditions, other than the Minimum Condition, which cannot be waived without the prior written consent of Beringer.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter(s) of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Foster's, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares (and any other Shares or other securities issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the stockholder with respect to such Shares (and any other Shares or securities issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the stockholders, or any adjournment or postponement of any such meeting.

    Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of stockholders then scheduled.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn at any time after October 31, 2000 (or such later date as may be applicable if the Offer is extended).

    If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance for payment of Shares), or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

    The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) promulgated under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, unless Purchaser elects to offer a Subsequent Offering Period under Rule 14d-11 promulgated under the Exchange Act and pays for Shares tendered in accordance with that rule. See Section 1.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered stockholder, if different from that of the person who tendered the Shares. If certificates evidencing Shares (the "Certificates") have been delivered or otherwise identified to the Depositary then, prior to the release of the Certificates, the tendering stockholder must also submit the serial numbers shown on the particular Certificates to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Foster's, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date (or in a Subsequent Offering Period, if one is included) by following any of the procedures described in Section 3 above.

    No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

    The following is a summary of the material federal income tax consequences of the Offer and the Merger to stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder in light of such stockholder's personal investment circumstances, or to those stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a stockholder.

    CONSEQUENCES OF THE OFFER AND THE MERGER TO STOCKHOLDERS. The receipt of the Per Share Amount and the Merger Consideration (and any cash amounts received by stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of appraisal rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

    BACKUP TAX WITHHOLDING. Under the Code, a stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the stockholder:

    - Fails to furnish his or her social security number or other taxpayer identification number ("TIN");

    - Furnishes an incorrect TIN;

    - Fails properly to report interest or dividends; or

    - Under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions.

    Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his or her own tax advisor as to his or her qualifications for exemption from withholding and the procedure for obtaining such exemption.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    According to Beringer's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (the "Beringer Form 10-K"), the Class B Shares are traded on the Nasdaq National Market under the symbol "BERW." The Class A Shares are not publicly traded but each Class A Share is convertible at any time into one Class B Share at the option of the holder of the Class A Share. The following table sets forth, for the periods indicated, the reported high and low sale prices for the Class B Shares on the Nasdaq National Market as reported in the Beringer Form 10-K.

                                                                HIGH       LOW
                                                              --------   --------
Fiscal 2001
First Quarter (through August 31)...........................   $55.31     $31.00

Fiscal 2000
Fourth Quarter..............................................   $39.38     $32.31
Third Quarter...............................................    47.72      32.94
Second Quarter..............................................    41.75      34.25
First Quarter...............................................    43.00      35.63

Fiscal 1999
Fourth Quarter..............................................   $41.88     $36.00
Third Quarter...............................................    46.38      36.00
Second Quarter..............................................    46.00      33.50
First Quarter...............................................    45.63      30.00

    On August 25, 2000, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price on the Nasdaq National Market was $43.50 per Class B Share. On August 31, 2000, the last full trading day before the commencement of the Offer, the last reported sale price on the Nasdaq National Market was $55.31 per Class B Share. Stockholders are urged to obtain current market quotations for Class B Shares.

    Beringer has agreed in the Merger Agreement that it will not pay any dividend or other distribution payable in cash, stock or property with respect to the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR CLASS B SHARES; STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; AND MARGIN SECURITIES.

    Class A Shares are not currently listed or traded on any stock exchange and are not registered under the Exchange Act. Class B Shares are currently listed and traded on the Nasdaq National Market under the symbol "BERW" and are registered under the Exchange Act.

    The purchase of Shares pursuant to the Offer will reduce the number of Class B Shares that might otherwise trade publicly and may reduce the number of holders of Class B Shares, which could adversely affect the liquidity and market value of the remaining Class B Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Class B Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Class B Shares or whether it would cause future market prices to be greater or less than the Per Share Amount.

    NASDAQ QUOTATION. Depending upon the number of Class B Shares purchased pursuant to the Offer, the Class B Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. According to Nasdaq's published guidelines, the Class B Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Class B Shares falls below 500,000, the number of holders of Class B Shares falls below 400 or the aggregate market value of such publicly held Class B Shares falls below $3,000,000. If these standards are not met, the Class B Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Class B Shares falls below 300, or if the number of publicly held Class B Shares falls below 100,000, or if the aggregate market value of such publicly held Class B Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Class B Shares held directly or indirectly by an executive officer or director of Beringer or by a beneficial owner of more than 10% of the Class B Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Class B Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Class B Shares and the availability of such quotations would, however, depend upon the number of holders of such Class B Shares remaining at such time, the interest in maintaining a market in such Class B Shares on the part of securities firms, the possible termination of registration of such Class B Shares under the Exchange Act as described below and other factors.

    Purchaser has been advised by Beringer that as of June 30, 2000, there were approximately 465 holders of record of the Class B Shares. Beringer has advised Purchaser that it believes that the number of beneficial owners of the Class B Shares as of June 30, 2000, is in excess of 7,800.

    EXCHANGE ACT REGISTRATION. The Class B Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Beringer to the Commission if the Class B Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Class B Shares. The termination of registration of the Class B Shares under the Exchange Act would substantially reduce the information required to be furnished by Beringer to holders of Class B Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Class B Shares. Furthermore, if the Class B Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to Beringer. In addition, "affiliates" of Beringer and persons holding "restricted securities" of Beringer may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser believes that the purchase of the Class B Shares pursuant to the Offer may result in the Class B Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of Purchaser to cause Beringer to make an application for termination of registration of the Class B Shares as soon as possible after successful completion of the Offer if the Class B Shares are then eligible for such termination.

    If registration of the Class B Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Class B Shares will no longer be eligible for Nasdaq quotation and the registration of the Class B Shares under the Exchange Act will be terminated.

    MARGIN REGULATIONS. The Class B Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Class B Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Class B Shares could no longer be used as collateral for loans made by brokers.

    If registration of the Class B Shares under the Exchange Act were terminated, the Class B Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser intends to seek to cause Beringer to terminate the registration of the Class B Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Class B Shares are met.

8.  CERTAIN INFORMATION CONCERNING BERINGER

    GENERAL INFORMATION. Beringer is a Delaware corporation with its principal executive offices located at 610 Airpark Road, P.O. Box 4500, Napa, California 94558, (707) 259-4500. The following description of Beringer's business has been derived in part from the Beringer Form 10-K and is qualified in its entirety by reference to the Beringer Form 10-K.

    Beringer is a leading producer of premium California varietal table wines. These wines are marketed under the Beringer Vineyards, Meridian Vineyards, Chateau St. Jean, Chateau Souverain, Stags' Leap and St. Clement brand names. Beringer competes in each of the premium wine market categories. Beringer's largest entry in the popular premium category is its Beringer Vineyards White Zinfandel product. Beringer's largest entries in the super-premium category are its Meridian Vineyards brand and its new Beringer Founders Estates product line, each of which sold over one million cases in fiscal 2000. Beringer is also represented across each of its brands with high quality products in the ultra-premium category.

    CERTAIN PROSPECTIVE FINANCIAL INFORMATION. During the course of discussions between Foster's and Beringer that led to the execution of the Merger Agreement (see Section 11 below), Beringer provided Foster's with certain business and financial information that was not publicly available, including certain prospective financial information for the fiscal years 2000, 2001, 2002 and 2003 (the "Beringer Prospective Financial Information"). Set forth below is a summary of this information other than for the fiscal year ended June 30, 2000, as the actual results for that year have been announced by Beringer. The Beringer Prospective Financial Information included estimates prepared solely for Beringer's internal purposes. None of the Beringer Prospective Financial Information provided by Beringer to Foster's was prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements, and such information is being included in this Offer to Purchase solely because it was furnished to Foster's in connection with the discussions giving rise to the Merger Agreement. The independent accountants of Beringer, PricewaterhouseCoopers LLP, have neither examined nor compiled the Beringer Prospective Financial Information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

    THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN AND BEYOND THE CONTROL OF BERINGER OR FOSTER'S, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGE IN BERINGER'S OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE OFFER AND THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE BERINGER PROSPECTIVE FINANCIAL INFORMATION WILL BE VALID AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. NO SPECIFIC ASSUMPTIONS RELATING TO SUCH BERINGER PROSPECTIVE FINANCIAL INFORMATION WERE FURNISHED BY BERINGER TO FOSTER'S. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT BERINGER, FOSTER'S OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF FOSTER'S, BERINGER OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE BERINGER PROSPECTIVE FINANCIAL INFORMATION, AND BERINGER HAS MADE NO REPRESENTATIONS TO PURCHASER AND FOSTER'S REGARDING SUCH INFORMATION.

                                                        2001       2002       2003
                                                      --------   --------   --------
                                                              (IN MILLIONS)
Net Revenue.........................................   $507.9     $570.8     $641.1
Gross Profit........................................    250.2      283.8      320.6
Total Operating Income..............................    113.5      128.4      148.4
Net Income..........................................     51.6       58.7       73.2

    AVAILABLE INFORMATION. Beringer is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, Beringer files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Beringer is required to disclose in such proxy statements certain information, as of particular dates, concerning Beringer's directors and officers, their compensation, stock options granted to them, the principal holders of Beringer's securities and any material interest of those persons in transactions with Beringer. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov).

    Although neither Foster's nor Purchaser believes, as of the date of the Offer to Purchase, that statements contained herein based upon such documents are untrue in any material respect, none of Foster's, Purchaser, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning Beringer, furnished by Beringer, or contained in the documents and records referred to herein or for any failure by Beringer to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Foster's and Purchaser.

9.  CERTAIN INFORMATION CONCERNING PURCHASER AND FOSTER'S

    GENERAL INFORMATION. Purchaser was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned by an indirect, wholly owned subsidiary of Foster's. The principal executive offices of Foster's and Purchaser are located at 77 Southbank Boulevard, Southbank, Victoria Australia 3006, 011-61-3-9633-2000.

    Foster's is a leading premium global beverage company dedicated to producing and marketing quality beer, wine and leisure products to millions of consumers across the world. Foster's makes and markets many of Australia's most famous beers, including Foster's Lager and Victoria Bitter. Mildara Blass is the existing wine business of Foster's and the leading premium wine producer in Australia. Mildara Blass' wine brands are some of Australia's best-known labels, including Wolf Blass, Black Opal, Greg Norman Estate, Yellowglen and Jamieson's Run. Mildara Blass premium wines are sold in more than 65 markets around the world and its winemakers are recognized as being among the best in the world.

    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the executive officers and directors of Foster's and Purchaser are set forth on Schedule I.

    AVAILABLE INFORMATION. Neither Foster's nor Purchaser is subject to the informational filing requirements of the Exchange Act and, therefore, reports relating to each of its business, financial condition and other matters have not been filed with, and will not be available from, the Commission. Foster's securities are publicly traded on the Australian Stock Exchange under the trading symbol "FBG.AX". Publicly available information about Foster's can be obtained free of charge from the Foster's website at http://www.fosters.com.au. The information contained on this website is not a part of this Offer to Purchase.

    Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto:

    - Neither Foster's nor Purchaser nor, to the knowledge of Foster's or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Foster's or Purchaser or any of the persons so listed:

       - beneficially owns or has a right to acquire any Shares or any other equity securities of Beringer, or

       - has any agreement, arrangement, or understanding with any other person with respect to any securities of Beringer (including any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

    - There have been no transactions that would require reporting under the rules and regulations of the Commission between Foster's or Purchaser or any of their respective subsidiaries or, to the knowledge of Foster's or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and Beringer or any of its executive officers, directors or affiliates, on the other hand.

    - There have been no material contacts, negotiations or transactions between Foster's or Purchaser or any of their respective subsidiaries or, to the knowledge of Foster's or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and Beringer or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger, to cash out the Options and to pay the fees and expenses related to the Offer and the Merger is estimated to be approximately $1.25 billion. Of this amount, approximately $1.16 billion will be used to purchase the Shares. These funds are expected to be provided to Purchaser in the form of capital contributions from Foster's and intercompany loans.

Foster's will obtain these funds through a combination of an equity offering, a subordinated exchangeable bond offering and bank financings.

    A portion of the funds to purchase the Shares in the Offer and the Merger and to pay related expenses will be provided through intercompany loans to Purchaser through borrowings under Foster's existing bank credit facilities. The sources of these intercompany loans are as follows:

    - Bridging Facility Agreement dated August 29, 2000 (the "Bridging Facility"), among Foster's Brewing Group Limited, FBG Treasury (USA) Inc., National Australia Bank Limited, Westpac Banking Corporation, Commonwealth Bank of Australia, Australia and New Zealand Banking Group Limited, UBS AG Stamford Branch, and National Australia Bank Limited, as agent for the lenders;

    - Loan Agreement dated August 29, 2000 (the "UBS Facility"), among Treasury USA, Foster's Brewing Group Limited, and UBS AG, Stamford Branch;

    - Facility Agreement dated May 8, 1996, as amended (the "Bank of America Facility"), among FBG Treasury (Europe) B.V., Treasury USA, FBG Treasury
      (UK) PLC, FBG Treasury (Aust.) Limited, FBG Canadian Treasury, Inc., Foster's Brewing Group Limited, Bank of America National Association, BA Australia Limited, Bank of America Canada, and Bank of America National Association, Amsterdam Branch;

    - Facility Agreement dated May 10, 1991, as amended (the "Commonwealth Facility"), among FBG Treasury (Aust.) Limited, FBG Treasury (UK) PLC, FBG Treasury (Europe) B.V., FBG Treasury (NZ) Limited, Treasury USA, Foster's Brewing Group Limited, and Commonwealth Bank of Australia;

    - Facility Agreement, dated February 27, 1991, as amended (the "NAB/BNZ Facility"), among Foster's Brewing Group Limited, FBG Treasury (Aust.) Limited, FBG Treasury (UK) PLC, FBG Treasury (Europe) B.V., FBG Treasury
      (NZ) Limited, Treasury USA, National Australia Bank Limited, and Bank of New Zealand;

    - Facility Agreement dated March 21, 1991, as amended (the "Westpac Facility"), among Foster's Brewing Group Limited, FBG Treasury (Aust.) Limited, FBG Treasury (UK) PLC, FBG Treasury (NZ) Limited, Treasury USA and Westpac Banking Corporation; and

    - A Multi-Option Facility dated August 28, 2000, among Foster's Brewing Group Limited and its subsidiaries, Australia and New Zealand Banking Group Limited and ANZ Banking Group (New Zealand) Limited (the "ANZ Facility").

    The credit facilities described above are referred to herein collectively as the "Credit Facilities." Each of the Credit Facilities is an unsecured obligation of Foster's or its subsidiaries.

    The obligations of the lenders under each of the Credit Facilities are subject to, among others, the following conditions: (i) confirmation by Standard and Poors that the credit rating assigned by it to the long term unsecured and unsubordinated debt of Foster's remains at BBB+ or better and (ii) receipt by Purchaser of acceptances for more than 50% of the voting shares of Beringer.

    Certain terms of the Credit Facilities are shown in the chart below.

                              AMOUNT OF
                             COMMITMENT         TYPE OF FACILITY       INTEREST RATE         MATURITY
                           ---------------  ------------------------  ----------------  ------------------
Bridging Facility........  US$810,000,000   Line of Credit            LIBOR plus .35%   August 28, 2001
UBS Facility.............  US$125,000,000   Revolving Line of Credit  LIBOR plus .40%   September 30, 2005
Bank of America            CDN$147,000,000  Revolving Line of Credit  LIBOR plus .40%   August 31, 2002
  Facility...............
Commonwealth Facility....  A$225,000,000    Revolving Line of Credit  LIBOR plus .375%  November 30, 2004
NAB/BNZ Facility.........  A$500,000,000    Revolving Line of Credit  LIBOR plus .375%  September 30, 2005
Westpac Facility.........  A$250,000,000    Revolving Line of Credit  LIBOR plus .35%   September 30, 2005
ANZ Facility.............  A$250,000,000    Revolving Line of Credit  LIBOR plus .30%   March 1, 2005

    The Credit Facilities are entitled to the benefit of the covenants and other provisions of the FBG Group Financing Trust Deed dated February 21, 1993, as amended, among Foster's Brewing Group Limited, FBG Treasury (Aust.) Limited, FBG Treasury (U.K.) plc, FBG Canadian Treasury, Inc., Treasury USA, FBG Treasury Europe B.V., and National Mutual Trustees Limited (the "Financing Trust Deed"). The Financing Trust Deed contains, among other provisions, a negative pledge and other customary affirmative and negative covenants and events of default.

    On August 30, 2000, Foster's announced an equity placement in Australia which has been fully subscribed. This equity placement raised A$700 million (approximately US$400 million), including A$200 million in oversubscriptions. The equity placement is scheduled to close the first week of September 2000. On August 30, 2000, Foster's also placed $400 million of subordinated exchangeable bonds which will be issued by a subsidiary of Foster's and guaranteed by Foster's. The bonds were fully subscribed for, have a 4.75% coupon and are exchangeable for Foster's ordinary shares at an exchange price of A$5.00 per share. The closing of the bond offering is expected to occur in early October 2000. If the purchase of the Shares occurs prior to the bond closing, Foster's intends to use funds available under the Bridging Facility to provide the additional funds necessary to purchase the Shares in the Offer.

    The closings of the equity and bond offerings are subject to customary underwriting conditions, including (1) no material adverse change in the business, financial condition, prospects or results of operations of Foster's and its principal subsidiaries taken as a whole, (2) the accuracy of the representations and warranties made by Foster's in the underwriting agreements,
(3) the delivery of certificates by Foster's and legal opinions by legal counsel to Foster's, (4) no suspension or limitation of trading in securities generally on the New York Stock Exchange, the London Stock Exchange, Nasdaq Stock Market or the Australian Stock Market, (5) any banking moratorium declared by the United States, Federal, New York, Australian or United Kingdom authorities or any suspension of payments in respect of banks in the United States, (6) a decline by 50% or more in any of the Dow Jones Industrial Average, Standard & Poor's 500 Index, Australian Stock Exchange Index or FTSE 100 Index, (7) any commencement of war, armed hostilities or other international or national calamity directly involving the United States, the United Kingdom, Australia, Japan, Russia or China or having a material adverse effect on the functionality of financial markets in the United States, United Kingdom or Australia, and
(8) in the case of any of the foregoing existing on the date of the underwriting agreements for such offerings, a material acceleration or worsening thereof, which in the reasonable opinion of the underwriter may prejudice materially the applicable offering.

    It is anticipated that the indebtedness incurred under the Credit Facilities to finance the Offer and the Merger will be repaid from cash flow from operations, the net proceeds from the bond offering and future refinancings of the Credit Facilities.

11. BACKGROUND OF THE OFFER

    For some period of time, Foster's has pursued a strategy of expanding its core beverage operations. In 1996, Foster's acquired Mildara Blass Limited, one of Australia's largest premium wine companies. Thereafter, Foster's established a goal of acquiring a significant United States wine business in order to further expand its wine operations on a global basis.

    On September 16, 1999, at the request of Ted Kunkel, President and Chief Executive Officer of Foster's, James Coulter, a principal of the Texas Pacific Group and a member of the Beringer Board, met with Mr. Kunkel to discuss possible strategic transactions between Foster's and Beringer. Mr. Kunkel informed Mr. Coulter that Foster's was interested in expanding its wine operations and wished to explore the possibility of acquiring or merging with Beringer. Mr. Coulter informed Mr. Kunkel that although Beringer was not for sale, he would discuss these possibilities with the other members of the Beringer Board.

    Meetings were held on December 2 and 3, 1999 between Mr. Kunkel, Terry Davis, Managing Director of Mildara Blass Limited, Ian Fraser Smith, Vice President of Strategy of Foster's, and Walter Klenz, Beringer's Chairman and Chief Executive Officer, Peter Scott, Beringer's Executive Vice President and Chief Financial and Administrative Officer, William Price, a principal of the Texas Pacific Group and a member of the Beringer Board, and Mr. Coulter. At this meeting, the parties discussed the operations and strategies of Foster's and Beringer and a range of various alternatives, including the possibility of a strategic alliance with Foster's or a merger in which Beringer shares would be exchanged for stock of Foster's or a subsidiary of Foster's. No conclusions were reached at this meeting. Following this meeting, Foster's and Beringer signed a customary confidentiality agreement.

    During the period between the December meetings and July 2000, Foster's and UBS Warburg LLC, Foster's financial adviser, considered various alternatives for a possible transaction between Foster's and Beringer, including financing of a possible cash acquisition. During this period representatives Foster's and Beringer continued to discuss various structures for potential strategic transactions.

    On July 6, 2000, at the request of Mr. Kunkel, representatives of Foster's and Beringer renewed their preliminary discussions at a meeting held in San Francisco, California. In attendance at that meeting were David Bonderman, a principal of the Texas Pacific Group and a member of the Beringer Board, Peter Bobeff, Senior Vice President of Commercial Affairs of Foster's, and
Messrs. Coulter, Klenz and Davis. Mr. Kunkel informed Beringer and the Texas Pacific Group that, subject to completion of its due diligence review of the Company's operations and financial condition and conditioned on the retention of Beringer's senior management, Foster's was prepared to consider a cash offer in the range of $52.00 per Share for Beringer. Mr. Kunkel indicated that Foster's might increase its offer if the acquisition were for a combination of cash and Foster's shares but that Foster's would not participate in an auction process. Mr. Bonderman responded that the Texas Pacific Group did not view favorably the inclusion of Foster's shares as consideration and that the Texas Pacific Group would not consider supporting any Foster's offer to acquire Beringer unless it offered cash in the range of $55.00 to $58.00 per Share. At the conclusion of the meeting, the parties agreed that there was sufficient mutual interest to warrant further discussions regarding a possible sale of Beringer to Foster's.

    On July 15 and 16, 2000, Mr. Davis met with Mr. Klenz, Mr. Scott and other members of Beringer's senior management to further discuss Beringer's operations and financial performance. At these meetings, Beringer provided Foster's with its internal estimates of Beringer's future financial performance for its fiscal years ended June 30, 2000, 2001, 2002 and 2003.

    During the month of August, 2000, Foster's and its financial, legal and accounting advisers conducted a due diligence review of Beringer, including meetings with Beringer's management.

    On August 14, 2000, Messrs. Kunkel, Bobeff, Davis, Bonderman, Coulter, Klenz and Price met again. At that meeting, the representatives of Foster's stated that they were prepared to recommend to the Foster's Board that Foster's offer $55.00 per Share in cash provided that the Texas Pacific Group irrevocably committed to the transaction and that the transaction terms would otherwise give Foster's certainty that the transaction would be completed. The Beringer representatives indicated that they would communicate Foster's proposal to the Beringer Board the following day.

    On August 15, 2000, Messrs. Bonderman, Coulter and Price met with
Messrs. Bobeff, Kunkel and Davis. Mr. Bonderman indicated that Beringer and the Texas Pacific Group would be prepared to consider a transaction in the range of $57.00 per Share and on the other terms previously proposed by Beringer.

    On August 16, 2000, Mr. Coulter met with Messrs. Bobeff and Davis.
Mr. Bobeff reported that he and the other Foster's representatives were prepared to recommend to the Foster's Board that Foster's offer $55.75 per Share in cash in a transaction containing customary provisions permitting termination following receipt by Beringer of a superior proposal from a third party and a termination fee, subject to completion of Foster's due diligence review and negotiation of satisfactory documentation. The proposal included a provision under which the Texas Pacific Group, and members of the Beringer Board and senior management would enter into an agreement with Foster's to tender their shares in the Offer unless Beringer terminated the merger agreement to accept a superior proposal and a provision that the Texas Pacific Group would share its proceeds in excess of $55.75 per Share from any such superior proposal with Foster's. Mr. Bobeff further indicated that Foster's was interested in further pursuing a transaction with Beringer only on an exclusive basis. Mr. Coulter responded that he would communicate those terms to the Beringer Board.

    On August 17, 2000, Beringer and Foster's entered into an agreement, providing that, for as long as Beringer and Foster's were continuing good faith negotiations of a potential transaction through August 28, 2000, Beringer and its officers, directors and agents would not solicit or negotiate with respect to an alternative acquisition of Beringer.

    During the period between August 17, 2000 and August 28, 2000, Foster's and its financial, legal and accounting advisors continued their due diligence review of Beringer and its operations and financial condition and the parties and their legal advisers negotiated the terms of the transaction and the related agreements. In addition, at the request of Foster's, the parties discussed the terms of employment arrangements with Beringer's senior executives. The terms of these arrangements are described in Item 3 of Beringer's Schedule 14D-9 being furnished to Stockholders simultaneously with this Offer to Purchase.

    On August 28, 2000, Foster's and Beringer publicly announced that each had entered into a Merger Agreement and that the Texas Pacific Group and members of the Beringer Board and its senior management had entered into the Tender Agreement. The Offer was formally commenced on the date of this Offer to Purchase.

    For additional information regarding the background of the Offer, see "The Solicitation or Recommendation--Item 4(b) Background; Reasons for the Company Board's Recommendation" in Beringer's Schedule 14D-9 being furnished to stockholders contemporaneously with this Offer to Purchase.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR BERINGER; THE MERGER AGREEMENT; OTHER MATTERS

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable Purchaser to acquire the entire equity interest in Beringer. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in Beringer has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of Beringer from the current stockholders to Foster's and to provide Beringer's stockholders with cash in the Per Share Amount for all of their Shares.

    PLANS FOR BERINGER. Following consummation of the Merger, Foster's intends to operate Beringer as a separate business unit of Foster's under the direction of Beringer's existing senior management. Foster's also intends to seek to use Beringer's extensive U.S. distribution and marketing capabilities to further expand the sales of wine produced by Mildara Blass in the United States. At the same time, Foster's intends to seek to expand Beringer's export sales by using Mildara Blass' existing distribution channels in Australia, Asia and Europe. Foster's future decisions regarding Beringer could be affected by information hereafter obtained, changes in general economic or market conditions or the business of Beringer and other factors.

    Except as otherwise provided in this Offer to Purchase, Foster's and the directors and officers of Purchaser and Foster's listed on Schedule I have no current plans or proposals that would result in:

    - An extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Beringer or any of its subsidiaries;

    - A purchase, sale or transfer of a material amount of the assets of Beringer or any of its subsidiaries;

    - Any material change in the present dividend rate or policy, or indebtedness or capitalization of Beringer;

    - Any change in the present Beringer Board or management of Beringer, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Beringer Board or to change any material term of the employment contract of any executive officer;

    - Any other material change in Beringer's corporate structure or business;

    - A class of equity securities of Beringer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association;

    - A class of equity securities of Beringer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

    - The suspension of Beringer's obligation to file reports under Section 15(d) of the Exchange Act;

    - The acquisition by any person of additional Shares of Beringer, or the disposition of Shares of Beringer; or

    - Any changes in Beringer's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Beringer.

    THE MERGER AGREEMENT. The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as an exhibit to the Schedule TO and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

    THE OFFER. The Merger Agreement contemplates the commencement of the Offer to purchase all of the issued and outstanding Class A Shares and all of the issued and outstanding Class B Shares for the Per Share Amount, net to the seller in cash, without interest and prescribes conditions to consummation of the Offer. The Merger Agreement provides that, without the prior written consent of Beringer, Purchaser may not:

    - Decrease or change the form of the Per Share Amount;

    - Decrease the number of Shares sought to be purchased in the Offer;

    - Amend or waive the Minimum Condition;

    - Impose additional conditions to the Offer; or

    - Amend any other term of the Offer in any manner adverse to the holders of Shares.

    The "Minimum Condition" requires that there shall have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with any Shares that Purchaser has the right to acquire pursuant to the Tender Agreement (excluding Shares subject to the Tender Agreement that have been validly tendered and not withdrawn prior to the Expiration Date) and any Shares then owned by Foster's or any of its subsidiaries, constitutes at least a majority of the total voting power of the outstanding securities of Beringer entitled to vote in the election of directors or in a merger (the "Voting Securities"), calculated on a fully diluted basis on the date of purchase ("on a fully diluted basis" having the following meaning: as of any date, the number of Voting Securities outstanding, together with the number of Voting Securities Beringer is then required to issue pursuant to obligations outstanding at that date under employee stock options, warrants, benefit plans or other rights to purchase or acquire Voting Securities, assuming the absence of any vesting requirements or conditions).

    If, on the Expiration Date all conditions to the Offer shall not have been satisfied or waived, Purchaser may (and at Beringer's request will) extend the Expiration Date from time to time for such additional periods not to exceed 30 calendar days in order to permit such conditions to be satisfied; provided, however, that the Expiration Date may not be extended beyond January 31, 2001. Notwithstanding that all the conditions to the Offer have been satisfied, Foster's may, in its sole discretion, extend the Expiration Date for up to 10 business days. In the event that the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but less than 100% of the Class A Shares and 90% of the Class B Shares, calculated on a fully diluted basis, have been validly tendered and not withdrawn on the Expiration Date, Purchaser will accept and purchase all of the Shares tendered in the initial offer period and may notify stockholders of Purchaser's intent to provide a Subsequent Offer Period which shall not exceed 10 business days. Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase all Shares validly tendered and not withdrawn pursuant to the Offer as soon as permissible after the Expiration Date of the Offer. Foster's will cause Purchaser to have sufficient funds make all payments required to be made pursuant to the Offer and the Merger and Foster's shall cause Purchaser to comply with all of its obligations under the Merger Agreement.

    The Company represented and warranted to Foster's in the Merger Agreement that:

    - The Beringer Board, at a meeting duly called and held, unanimously (with one Beringer Board member absent):

       - Approved and adopted the Merger Agreement and approved the Tender Agreement and the transactions contemplated thereby, including the Offer and the Merger (such adoption and approval being sufficient to render Section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to the Merger Agreement and the Tender Agreement and the transactions contemplated thereby, including the Offer and the Merger, assuming that Foster's and Purchaser are not "interested stockholders," as such term is defined in Section 203 of the DGCL, immediately prior to the execution of the Merger Agreement and the Tender Agreement by Foster's and Purchaser);

       - Recommended that the stockholders of Beringer accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger; and

       - Determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of Beringer, and

    - Goldman, Sachs & Co., Beringer's financial advisor, rendered its opinion to the Beringer Board to the effect that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view.

    The Merger Agreement provides that, if requested by Foster's, following the purchase by Purchaser of any Shares pursuant to the Offer and thereafter the purchase of Shares pursuant to the Tender Agreement, and from time to time thereafter as Shares are acquired by Purchaser, Foster's is entitled to designate such number of directors, rounded up to the next whole number, on the Beringer Board as is equal to the product of the total number of directors on the Beringer Board (determined after giving effect to the directors so appointed or elected pursuant to such provision and including current directors serving as officers of Beringer) multiplied by the percentage that the aggregate number of Shares beneficially owned by Foster's or its affiliates (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by Beringer) bears to the total number of Shares then outstanding. At such times, if requested by Foster's, Beringer will also cause each committee of the Beringer Board to include persons designated by Foster's constituting the same percentage of each such committee as designees of Foster's are of the Beringer Board. The Company will, upon request by Foster's, promptly increase the size of the Beringer Board or use its best efforts to secure the resignations of such number of directors as is necessary to enable designees of Foster's to be elected to the Beringer Board and shall cause designees of Foster's to be elected to the Beringer Board. In the event that designees of Foster's are appointed or elected to the Beringer Board, until the Effective Time, the Beringer Board shall include at least three directors who were directors on the date of the Merger Agreement and who are neither officers of Beringer nor designees, stockholders, affiliates or associates of Foster's (the "Independent Directors"). If no Independent Directors remain, the other directors shall designate three persons to fill the vacancies, none of whom shall be either an officer of Beringer or a designee, stockholder, affiliate or associate of Foster's, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Prior to the Effective Time, the affirmative vote of a majority of the Independent Directors is required to:

    - amend or terminate the Merger Agreement on behalf of Beringer,

    - exercise or waive any of Beringer's rights or remedies under the Merger Agreement,

    - extend the time for performance of Foster's obligations under the Merger Agreement, or

    - take any other action by Beringer in connection with the Merger Agreement required to be taken by the Beringer Board.

Pursuant to the Merger Agreement, until the Effective Time, the affirmative vote of a majority of the Independent Directors is sufficient to cause Beringer to enforce any of its rights and remedies under the Merger Agreement.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, subject to the terms and conditions of the Merger Agreement and the DGCL, Purchaser will be merged with and into Beringer. Following the Merger, the separate corporate existence of Purchaser will cease and Beringer will continue as the Surviving Corporation.

    The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law, except that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:
"The name of the corporation is Beringer Wine Estates Holdings, Inc." The By-Laws of Purchaser in effect at the time of the Effective Time will be the By-Laws of the Surviving Corporation until amended, as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Beringer immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected, appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

    MERGER CONSIDERATION. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Beringer or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Beringer or owned by Foster's or any direct or indirect, wholly owned subsidiary of Foster's, which will be canceled and retired immediately before the Effective Time, and any Dissenting Shares) will be canceled and extinguished and will be converted into the right to receive the Per Share Amount therefor in cash, without interest, upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of Purchaser, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will thereafter represent one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that Beringer will take all actions necessary to provide that, upon consummation of the Merger, each then-outstanding Option granted under any of Beringer's Option Plans will be canceled by Beringer in exchange for payment to the holders of such Options of an amount equal to the product of (A) the excess, if any, of the Per Share Amount over the per Share exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). Any Options not canceled, exercised or converted prior to the Effective Time will, by reason of the Merger, thereafter represent the right to receive, upon payment of the exercise price therefor, an amount in cash, without interest, equal to the Per Share Amount times the number of Shares subject thereto (such payment to be net of applicable withholding taxes).

    The Company has agreed to take all actions necessary to provide that on and after the date of the Merger Agreement, (A) no Shares will be purchased under any Option Plan that is an "employee stock purchase plan" as defined in the Code from and after the date of the Merger Agreement and (B) any amounts previously contributed by employees (through payroll deduction or otherwise) for the purpose of purchasing Shares under any such Option Plan (for which the Shares have not been purchased as of the date of the Merger Agreement) will be returned to such employees prior to the Effective Time. The Merger Agreement also provides that (1) Beringer shall cause the Option Plans to terminate as of the Effective Time and (2) Beringer shall ensure that, following the Effective Time, no person, including any holder of any Options or any participant in the Option Plans, will have any right to acquire any equity securities of Beringer, the Surviving Corporation or any subsidiary thereof. Prior to the Effective Time, if necessary, Beringer shall (1) obtain any consents from holders of Options and
(2) make any amendments to the terms of the Option Plans that Beringer deems necessary to give effect to the actions described in this paragraph or the preceding paragraph.

    Beringer has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, following the purchase of and payment for Shares by Purchaser pursuant to the Offer, Beringer will:

    - Promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene a special meeting of its stockholders;

    - Use its reasonable best efforts to solicit from stockholders proxies in favor of the Merger, if necessary; and

    - Take all other action necessary or, in the reasonable opinion of Foster's, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger.

    Foster's has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then directly or indirectly beneficially owned by it in favor of the Merger.

    The Merger Agreement further provides that, notwithstanding the foregoing, if Foster's, Purchaser or any other subsidiary of Foster's acquires 100% of the Class A Shares and at least 90% of the Class B Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by Purchaser pursuant to the Offer without a meeting of the stockholders of Beringer, in accordance with Section 253 of the DGCL.

    REPRESENTATIONS AND WARRANTIES OF FOSTER'S AND PURCHASER. Pursuant to the Merger Agreement, Foster's and Purchaser have made representations and warranties with respect to, among other things:

    - corporate existence and power;

    - corporate authorization;

    - absence of conflicts and required filings and consents;

    - absence of brokerage or finders fees or commissions payable;

    - accuracy of documents filed with the Commission; and

    - the ownership of Shares by Foster's and Purchaser.

    REPRESENTATIONS AND WARRANTIES OF BERINGER. Pursuant to the Merger Agreement, Beringer has made representations and warranties with respect to, among other things:

    - corporate existence and power;

    - capitalization;

    - due authorization, execution and delivery;

    - no conflicts;

    - consents and approvals;

    - the absence of required waivers, consents or approvals;

    - Commission filings;

    - financial statements;

    - absence of a Beringer Material Adverse Effect;

    - absence of litigation;

    - employee benefit plans;

    - accuracy and completeness of information supplied in connection with governmental filing;

    - absence of brokerage or finders fees;

    - control share acquisition statute;

    - compliance with laws;

    - tax matters;

    - permits;

    - intellectual property;

    - certain contractual obligations;

    - certain environmental matters;

    - required stockholders vote;

    - the fairness opinion from Goldman, Sachs & Co.;

    - transactions with affiliates; and

    - title to property.

    A "Beringer Material Adverse Effect" means any change, effect, event or condition that has been or would be materially adverse to the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations or liabilities of Beringer and its subsidiaries, taken as a whole, other than any adverse effect or change to the extent it results from conditions generally affecting the wine industry or grape growing areas in the United States.

    CONDUCT OF BUSINESS PENDING THE MERGER. The Merger Agreement obligates Beringer and its subsidiaries, from the date of the Merger Agreement until the Effective Time, unless Foster's otherwise consents in writing, to conduct their operations only in the ordinary course of business in a manner consistent with past practice and obligates Beringer and its subsidiaries to use their commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their present officers, key employees and consultants and to preserve present relationships with customers, suppliers and any other Persons with whom Beringer and any of its subsidiaries has significant business relationships. The Merger Agreement also contains specific covenants as to certain impermissible activities of Beringer prior to the Effective Time, unless specifically disclosed in the schedules to the Merger Agreement or otherwise consented to in writing by Foster's, which provide that Beringer will not (and will not permit any of its subsidiaries to):

    - Adopt any amendment to its Certificate of Incorporation or By-Laws;

    - Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect to its capital stock;

    - Issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Beringer or any of its subsidiaries, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date of the Merger Agreement, and previously disclosed to Foster's in writing;

    - Incur any long-term indebtedness or incur short-term indebtedness other than under lines of credit existing on the date of the Merger Agreement;

    - Redeem, purchase, repurchase or otherwise acquire directly or indirectly any of its capital stock or other securities;

    - Split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    - Enter into, amend, terminate, renew or fail to use reasonable efforts to renew in any material respect any material contract or certain specified types of contracts except in the ordinary course of business consistent with past practice;

    - Except pursuant to employment contracts in effect as of the Merger
      Agreement:

       - Grant any increase in the compensation payable or to become payable by Beringer or any of its subsidiaries to any employee other than increases in the ordinary course of business consistent with past practice to non-officer employees of Beringer;

       - Adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable to or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program, agreement or arrangement; or

       - Enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of Beringer or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of Beringer or any of its subsidiaries;

    - Change the accounting principles used by it unless required by United States generally accepted accounting principles (or, if applicable with respect to subsidiaries, foreign generally accepted accounting principles);

    - Acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for an amount in excess of $500,000, individually or in the aggregate;

    - Sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except in the ordinary course of business consistent with past practice;

    - Mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien on any of its properties or assets other than permitted liens that are not purchase money security interests relating to indebtedness representing an amount no greater than the purchase price of such properties;

    - Compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment:

       - in the ordinary course of business consistent with past practice, and

       - involving a payment by Beringer or any of its subsidiaries not in excess of $500,000 in the aggregate, following prior notice to and consultation with Foster's;

    - Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Beringer or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

    - Make any loans, advances or capital contributions to, or investments in, any other Person, other than to Beringer or any subsidiary of Beringer or to officers and employees of Beringer or any of its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

    - Make any capital expenditure or capital expenditures other than capital expenditures set forth in the operating budget of Beringer, dated August 15, 2000, and previously delivered to Foster's, other than expenditures in the ordinary course of business consistent with past practice which individually or in the aggregate do not exceed $500,000;

    - Hire or terminate or amend the terms of the employment of any executive officer or other key employee;

    - Enter into or amend in any material respect any material contract or enter into any contract or agreement, written or oral, with any affiliate or associate or relative of Beringer or relative of any officer or director of Beringer, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing;

    - Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Beringer or any of its subsidiaries; or

    - Take any action including, without limitation, the adoption of any stockholder rights plan or amendments to the Certificate of Incorporation, which would, directly or indirectly, restrict or impair the ability of Foster's to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of Beringer that may be acquired or controlled by Foster's or Purchaser or permit any stockholder to acquire securities on a basis not available to Foster's in the event that Foster's were to acquire securities of Beringer; and

    - Enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

    NO SHOP COVENANT. The Merger Agreement provides that Beringer and its subsidiaries will not and will not permit or authorize any officer, director, agent, financial adviser, attorney, accountant or other representative to, directly or indirectly,

    - solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction, or

    - participate in any negotiations or discussions regarding an Acquisition Transaction, or

    - furnish to any other Person any information with respect to an Acquisition Transaction, or

    - otherwise cooperate in any way with an Acquisition Transaction, or

    - facilitate any effort or attempt by any other Person to do or seek an Acquisition Transaction, or

    - enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Acquisition Transaction (an "Acquisition Agreement") or any agreement in principle, acquisition agreement or other similar agreement requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by the Merger Agreement or to consummate an Acquisition Transaction.

However, subject to compliance with its covenant (described below) to notify Foster's in advance and keep Foster's informed, prior to the acceptance for payment of Shares by Purchaser pursuant to the Offer, Beringer may furnish information to such third party pursuant to a customary confidentiality agreement and Beringer may negotiate, explore or otherwise engage in substantive discussions with such party,

    - in response to a bona fide unsolicited proposal with respect to an Acquisition Transaction that was made in circumstances not otherwise involving a breach of the Merger Agreement and that the Beringer Board determines, in its good faith judgment taking into account the advice of its financial advisor and outside counsel, is or is reasonably likely to lead to a Superior Proposal, and

    - if the Beringer Board determines, in its good faith judgment, taking into account the advice of outside legal counsel, that failing to take such action would breach the fiduciary duties of the Beringer Board to the stockholders under applicable law.

Nothing in the Merger Agreement will prevent the Beringer Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any Acquisition Transaction or from making any required disclosure to Beringer's stockholders if, in the good faith judgment of the Beringer Board, taking into account the advice of outside counsel, such disclosure would be required under applicable laws.

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
The Merger Agreement provides that neither the Beringer Board nor any committee thereof may:

    - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Foster's or Purchaser, the approval or recommendation by the Beringer Board or such committee of the Offer, the Merger, the Merger Agreement or the Tender Agreement,

    - approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction, including for purposes of Section 203 of the DGCL, or

    - cause Beringer to enter into any Acquisition Agreement.

However, notwithstanding anything in the Merger Agreement to the contrary, subject to compliance by Beringer with its covenant to give Foster's notice and keep Foster's informed, prior to acceptance for payment of Shares by Purchaser pursuant to the Offer, in response to a bona fide unsolicited proposal with respect to an Acquisition Transaction, if the Beringer Board:

    - determines, in its good faith judgment and taking into account the advice of its financial advisor and outside counsel, that

       - such proposal is a Superior Proposal, and

       - failure to take any of the actions set forth in the three bullet points immediately preceding this paragraph would breach the fiduciary duties of the Beringer Board under applicable law, and

    - gives Foster's four business days prior written notice of its intention to do so,

the Beringer Board may withdraw or modify its approval or recommendation of the Offer, the Merger or the Merger Agreement or approve or recommend an Acquisition Transaction or cause Beringer to enter into an Acquisition Agreement. Foster's, however, will retain its right to terminate the Merger Agreement (see "Termination") and Beringer may not enter into an Acquisition Agreement unless it terminates the Merger Agreement and pays a termination fee to Foster's.

    The Merger Agreement required Beringer to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the execution of the Merger Agreement with respect to any proposal for an Acquisition Transaction and request the return of all confidential information regarding Beringer provided to any such parties prior to the execution of the Merger Agreement pursuant to the terms of any confidentiality agreement or otherwise.

    Pursuant to the terms of the Merger Agreement, Beringer will:

    - immediately (and in any event, no later than one business day after receipt) advise Foster's in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to the No Shop covenant, specifying the material terms and conditions of such proposed Acquisition Transaction and the identity of the other party or parties involved; and

    - keep Foster's reasonably informed of the status of any such request or proposed Acquisition Transaction.

    If any such inquiry or proposal is in writing, Beringer shall promptly deliver to Foster's a copy of such inquiry or proposal. In addition, Beringer shall promptly (but in no event later than one business day) advise Foster's in writing if the Beringer Board makes any determination as to any Acquisition Transaction as contemplated by the provisos described above.

    For purposes of the Merger Agreement:

    - "Acquisition Transaction" means (other than the transactions contemplated by the Merger Agreement):

       - A merger, consolidation or other business combination, recapitalization, liquidation, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving Beringer or any of its subsidiaries;

       - Acquisition in any manner, directly or indirectly, of a 30% or greater interest in the outstanding voting securities of, or a material equity interest in a substantial portion of the assets of, Beringer or any of its subsidiaries, including any single or multi-step transaction or series of related transactions which is structured to permit a third party to acquire beneficial ownership of 30% or greater equity interest in Beringer;

       - The acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of Beringer; or

       - Any other transaction that is intended or would be reasonably likely to frustrate the completion of the transactions contemplated by the Merger Agreement.

    - "Superior Proposal" means a bona fide unsolicited written Acquisition Transaction proposal by a third party involving all or substantially all of the shares of capital stock or substantially all of the assets of Beringer and payment of consideration to Beringer or the stockholders of Beringer that a majority of the disinterested members of the Beringer Board determines, to be, taking into account the transaction as a whole and all pertinent factors including the availability of financing, any changes to the financial terms of the Merger Agreement which as of the time of determination had been proposed by Foster's, any break-up fees, expense reimbursement provisions and conditions to consummation, more favorable to the stockholders of Beringer from a financial point of view than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

    ACCESS TO INFORMATION/CONFIDENTIALITY. The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, Beringer will give Foster's and its representatives reasonable access, at all reasonable times, to its officers, employees, agents, properties, offices and other facilities and to the books and records of Beringer and its subsidiaries and all financial, operating and other data and information reasonably requested by Foster's or Purchaser, subject to the maintenance by Foster's of the confidentiality of any non-public information disclosed to them. The parties also agree to keep each other's confidential information confidential, subject to customary exceptions.

    EFFORTS TO CONSUMMATE. The parties have agreed to use their reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and to use their reasonable best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act, the Australian Stock Exchange Listing Rules, the rules promulgated by the Australian Securities and Investments Commission and statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including, to the extent applicable, the HSR Act, laws of the European Union or the member states thereof, Australia and any other country in which Beringer, its subsidiaries, Foster's or its subsidiaries has operations or derives revenue which are equivalent to the HSR Act. The parties also agreed to cooperate in responding to inquiries from, and making presentations to, regulatory authorities. Notwithstanding any other provision of the Merger Agreement, in no event will Foster's be required to agree to any divestiture, hold separate or other requirement in connection with the Merger Agreement or any of the transactions contemplated thereby.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Merger Agreement provides that the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain indemnification provisions identical to those contained in the Certificate of Incorporation and By-Laws of Beringer provided to Foster's prior to the execution of the Merger Agreement and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the indemnified parties specified in the Merger Agreement (each an "Indemnified Party"). Foster's has agreed that from and after the Effective Date it will cause the Surviving Corporation, to the fullest extent permitted under the DGCL, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of the Merger Agreement, the Tender Agreement and the transactions contemplated thereby, to the extent that it was based on the fact that such Indemnified Party is or was a director or officer of Beringer and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time),

    - Beringer or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Beringer or the Surviving Corporation, as promptly as statements therefor are received, and

    - Beringer and the Surviving Corporation will cooperate in the defense of any such matter.

However, neither Beringer nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

    The Merger Agreement provides that for six years after the Effective Time, the Surviving Corporation will be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by Beringer's officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual aggregate premiums currently paid by Beringer for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. Nothing in the Merger Agreement prohibits the Surviving Corporation from complying with its obligations under the preceding sentence by obtaining insurance coverage under any policy maintained by Foster's or any of its subsidiaries. Foster's has agreed to cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the foregoing obligations. Foster's has agreed that these provisions will survive consummation of the Merger and be binding on all successors and assigns.

    EMPLOYEE BENEFIT ARRANGEMENTS. With respect to employee benefit matters, the Merger Agreement provides that at the Effective Time, the Surviving Corporation will continue as the plan sponsor of each of Beringer's employee benefit plans. For at least one year following the Effective Time, employees of Beringer and its subsidiaries will receive employee benefits that, in the aggregate, are substantially comparable to the employee benefits provided immediately prior to the execution of the Merger Agreement (excluding any stock options or other stock based compensation), except (i) for termination of the Option Plans and the employee stock purchase plan or (ii) as required by applicable law (including as required to preserve any favorable tax treatment afforded such benefits as of the Effective Time).

    STANDSTILL AND CONFIDENTIALITY AGREEMENTS; ANTI-TAKEOVER PROVISIONS. The Merger Agreement provides that through the Effective Time, except to the extent required in order to take any of the actions permitted under the provisos in the Merger Agreement of the No Shop covenant described above, Beringer:

       - will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party; and

       - will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

    CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Foster's, Purchaser and Beringer to effect the Merger are subject to the satisfaction, on or prior to the closing of the Merger, of each of the following conditions (any or all of which may be waived by the parties to the Merger Agreement in writing, in whole or in part, to the extent permitted by applicable law):

       - Purchaser shall have made, or caused to be made, the Offer and shall have accepted for payment, the Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, neither Foster's nor Purchaser may invoke this condition if Purchaser fails to make or cause to be made the Offer or to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement;

       - The Merger Agreement shall have been adopted by the requisite vote of the stockholders of Beringer, if required by the DGCL; and

       - No statute, rule, regulation, judgment, writ, decree, order or injunction (whether temporary, preliminary or permanent) shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

    TERMINATION. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval of Beringer's stockholders:

    (1) By mutual written consent of the Foster's and Beringer; or

    (2) By either Foster's or Beringer if any governmental or regulatory authority, domestic or foreign, including, without limitation, any quasi-governmental, supranational, statutory, environmental entity or any stock exchange or court shall have issued an order, judgment or decree, enacted a statute, rule, law, regulation or other legal requirement or taken any other action which shall have become final and nonappealable, in each case permanently restraining, enjoining, making illegal or otherwise prohibiting:

       - the transactions contemplated by the Merger Agreement; or

       - prior to the Purchaser's purchase of Shares in the Offer (the "Offer Completion Date"), for the benefit of Foster's only, the purchase of Shares from the parties to the Tender Agreement, pursuant to the Tender Agreement or otherwise, or

    (3) By either Foster's or Beringer if the Offer has not been consummated by January 31, 2001, or

    (4) By Beringer; if at any time prior to the Offer Completion Date:

       - There shall be a material breach of any of the representations or warranties of Foster's or Purchaser under the Merger Agreement, which breach shall not have been cured within 15 calendar days of the receipt of written notice thereof by Foster's from Beringer; or

       - There shall have been a material breach on the part of Foster's or Purchaser of any of their respective covenants or agreements under the Merger Agreement, which breach shall not have been cured within 15 calendar days of the receipt of written notice thereof by Foster's from Beringer; or

    (5) By Foster's, if at any time prior to the Offer Completion Date:

       - There shall be a material breach of any of Beringer's representations or warranties under the Merger Agreement, which breach shall not have been cured within 15 calendar days of the receipt of written notice thereof by Beringer from Foster's, or

       - There shall have been a material breach on the part of Beringer of any of its covenants or agreements under the Merger Agreement, which breach shall not have been cured within 15 calendar days of the receipt of written notice thereof by Beringer from Foster's;

    (6) By Foster's, if at any time prior to the Offer Completion Date:

       - The Beringer Board or any committee thereof shall withdraw, modify or change its recommendation or approval in respect of the Merger Agreement, the Offer or the Merger in a manner adverse to Foster's, or shall have failed to reconfirm its approval or recommendation in respect of the Merger Agreement within five business days after a written request from Foster's to do so, or the Beringer Board or any committee thereof shall have resolved to take such action,

       - The Beringer Board or any committee thereof shall have recommended any proposal other than by Foster's in respect of any Acquisition Transaction, or the Beringer Board or any committee thereof shall have resolved to take such action,

       - Beringer shall take any action in significant breach of the No Shop provision of the Merger Agreement, or

       - Any Person or group (as defined in Section 13(d)(3) of the Exchange
         Act) other than Foster's, Purchaser or any of their respective subsidiaries or affiliates or any party to the Tender Agreement, shall have become the beneficial owner of more than 40% of the outstanding Shares (either on a primary or a fully diluted basis), or

       - In the case of the first three bullet points of this paragraph (6), the Beringer Board or any committee thereof shall have resolved to take such action.

However, no public statement by Beringer that (A) it has received proposal regarding an Acquisition Transaction, (B) it has given Foster's the notice required by the Merger Agreement in connection with its withdrawal of its recommendations, or (C) otherwise only describes the technical operation of the No Shop, Termination Fee and Termination provisions of the Merger Agreement will be deemed to be a public proposal to withdraw or modify the Beringer Board's recommendation for the purposes of the above Termination provision and the No Shop provision; or

    (7) By either Foster's or Beringer if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by Purchaser as a result of the failure of any of the conditions or the occurrence of any of the events set forth in Section 14.

    (8) By Beringer at any time prior to the Offer Completion Date if the Beringer Board authorizes Beringer, subject to complying with the terms of the Merger Agreement, to enter into a written agreement concerning a Superior Proposal with respect to Beringer; so long as

    - Beringer shall have complied with the No Shop provision;

    - Beringer shall have given Foster's at least four business days prior written notice of its intention to terminate the Merger Agreement, attaching a description of all the material terms and conditions of such Superior Proposal to such notice;

    - During such four business days or greater period, Beringer engages in good faith negotiations with Foster's with respect to such changes as Foster's may propose to the terms of the Merger and the Merger Agreement;

    - Foster's does not make prior to such termination of the Merger Agreement a definitive, binding offer which the Beringer Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of Beringer as such Superior Proposal; and

    - Prior to or concurrently with such termination pursuant to this Section Beringer pays to Foster's in immediately available funds the fee required to be paid (see "Termination Fee").

Beringer will notify Foster's promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

    Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement, written notice shall promptly be given to the other party specifying the provision of the Merger Agreement under which such termination is made and the Merger Agreement will become void and there shall be no liability on the part of Foster's, Purchaser or Beringer, except that certain specified provisions shall survive the termination of the Merger Agreement and no party will be relieved from liability for any prior deliberate or willful breach of the Merger Agreement.

    TERMINATION FEE. Beringer will pay to Foster's a termination fee of $53.7 million in any of the following circumstances:

    - If the Merger Agreement is terminated pursuant to paragraph (5) above, and

       - at the time of such termination,

           - the Merger Agreement is not terminable pursuant to paragraph (4), and

           - a proposal for an Acquisition Transaction shall have been made known to Beringer or been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a proposal for an Acquisition Transaction; and

       - within one year of such termination, Beringer becomes a subsidiary of any Person or consummates an Acquisition Transaction,

    - If Foster's terminates the Merger Agreement pursuant to its right described in paragraph (6) above,

    - If Beringer terminates the Merger Agreement pursuant to its right described in paragraph (8) above,

    - If the Merger Agreement is terminated by either Beringer or Foster's pursuant to their rights described in paragraphs (3) or (7) above, and

       - prior to such termination,

           - the Minimum Condition shall not have been satisfied but each other condition to the Offer shall have been satisfied, and

           - a proposal for an Acquisition Transaction shall have been made known to Beringer or been made directly to its stockholders generally or any Person shall have publicly announced its intention (whether or not conditional) to make a proposal for an Acquisition Transaction, and

           - within one year of such termination, Beringer becomes a subsidiary of any Person or consummates an Acquisition Transaction.

    The provisions of the Termination Fee section of the Merger Agreement survive any termination of the Merger Agreement. Except as described above, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

    AMENDMENT. The Merger Agreement may be amended by Beringer, Foster's and Purchaser at any time before the Effective Time and at any time before or after any adoption of the Merger Agreement by the stockholders but, after any such adoption, no amendment may be made which reduces the amount or changes the type of consideration into which each Share will be converted upon consummation of the Merger. The Merger Agreement may not be amended except by an instrument in writing signed by the parties.

    EXTENSION; WAIVER.  At any time before the Effective Time, any party may:

       - extend the time for the performance of any of the obligations or other acts of the other parties,

       - waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and

       - waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Any agreement on the part of a party to any extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties to the Merger Agreement of a breach of or a default under any of the provisions of the Merger Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the Merger Agreement or to exercise any right or privilege under the Merger Agreement, will be construed as a waiver of any other breach of default of a similar nature, or as a waiver of any of such provisions, rights or privileges under the Merger Agreement. The rights and remedies provided in the Merger Agreement are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

THE TENDER, VOTING AND OPTION AGREEMENT

    In connection with the execution of the Merger Agreement, the Selling Stockholders have entered into the Tender Agreement. The Selling Stockholders own a sufficient number of Shares so that the tender of their Shares in the Offer as contemplated by the Tender Agreement will satisfy the Minimum Condition.

    AGREEMENT TO TENDER SHARES. Each Selling Stockholder has agreed to validly tender (and not withdraw), in accordance with the Offer, not later than the tenth business day after commencement of the Offer, all of the Shares beneficially owned as of August 28, 2000 or acquired after August 28, 2000 by the Selling Stockholders ("Subject Shares") (other than Shares for which unexercised Options are exercisable unless such Options have been exercised). In the event that, notwithstanding the foregoing provision, any Subject Shares are for any reason withdrawn from or not purchased under the Offer,

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
those Subject Shares will remain subject to the terms of the Tender Agreement. Nothing in the Tender Agreement obligates any Selling Stockholder to exercise any Options to purchase Shares.

    AGREEMENT TO VOTE SUBJECT SHARES. Each Selling Stockholder has agreed that at any meeting of the stockholders of Beringer called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of Beringer's stockholders, such Selling Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Selling Stockholder's Subject Shares which it has the right to vote in favor of the adoption of the Merger Agreement and in favor of any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon at any meeting or made the subject of any written consent, as applicable. Each Selling Stockholder has further agreed that at any meeting of the stockholders called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders, each Selling Stockholder will vote or cause to be voted (including by written consent, if applicable) all of the Selling Stockholder's Subject Shares which it has the right to vote against the adoption of such Adverse Proposal. For purposes of the Tender Agreement, the term "Adverse Proposal" means:

    - any Acquisition Transaction;

    - any proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of Beringer set forth in the Merger Agreement; or

    - any of the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement):

       - any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Beringer or its subsidiaries;

       - a sale, lease or transfer of a material amount of assets of Beringer or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Beringer or any of its subsidiaries;

           (1) any change in a majority of the persons who constitute the Beringer Board as of August 28, 2000;

           (2) any change in the present capitalization of Beringer or any amendment of Beringer's Certificate of Incorporation or By-Laws, as amended to date;

           (3) any other material change in Beringer's corporate structure or business; or

    - any action that, in the case of each of the matters referred to in clauses
      (1), (2) and (3) above is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer or the Merger and the other transactions contemplated by the Merger Agreement and the Tender Agreement or increase the likelihood that the transactions will not be consummated.

    IRREVOCABLE PROXY. Each Selling Stockholder appointed Foster's and any designee of Foster's as such Selling Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of the Selling Stockholder's Subject Shares which it has the right to vote:

    - in accordance with the agreement to vote Subject Shares as described above; and

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
    - to sign its name (as stockholder) to any consent, certificate or other document relating to Beringer required or permitted under the DGCL in connection with any matter referred to in such agreement to vote Subject Shares.

    This proxy was given to secure the performance of the duties of each Selling Stockholder under the Tender Agreement and does not relieve the Selling Stockholders of their obligations under the foregoing agreement to vote Subject Shares provision. Each proxy is coupled with an interest and is irrevocable until the termination of the Tender Agreement in accordance with its terms. Each Selling Stockholder agreed to take further actions or execute other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which a Selling Stockholder is the beneficial but not the record owner, the Selling Stockholder agreed to cause any record owner of those Subject Shares to grant to Foster's a proxy to the same effect.

    GRANT OF SUBJECT OPTION. Under the Tender Agreement, each Selling Stockholder granted to Foster's an irrevocable option (each, a "Subject Option" and, collectively, the "Subject Options") to purchase the Selling Stockholder's Subject Shares on the terms and subject to the conditions set forth in the Tender Agreement at a purchase price per share equal to the Per Share Amount (the "Purchase Price"). The Subject Options expire if the Merger Agreement is terminated for any reason.

    The Subject Options become exercisable if the Offer is consummated but (whether due to improper tender or withdrawal of tender) Purchaser has not accepted for payment and paid for all of the Subject Shares. The Subject Options are exercisable in whole but not in part.

    SHARING OF PROFITS. Under the Tender Agreement the TPG Partners, L.P., TPG Parallel I, L.P., TPG GenPar, L.P. and Wine Partners, L.P. (the "TPG Stockholders") agreed that if the Merger Agreement is terminated under certain circumstances in which Foster's is entitled to receive a termination fee from Beringer and not later than one year from the date the Merger Agreement is terminated (i) Beringer consummates a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any sale of all or substantially all of the assets or equity securities of, Beringer and its subsidiaries (a "Business Combination"), (ii) Beringer enters into an Acquisition Agreement providing for a Business Combination, which Business Combination is ultimately consummated, irrespective of when such consummation occurs, (iii) a TPG Stockholder disposes of any or all of its Subject Shares to any person not an affiliate or an associate of Foster's or Purchaser or to Beringer or any affiliate thereof in connection with a Business Combination, or (iv) a TPG Stockholder realizes proceeds in respect of its Subject Shares as a result of a distribution to the TPG Stockholder by Beringer following the sale of substantially all of Beringer's assets in connection with a Business Combination at a per share price or with equivalent per share proceeds having a value in excess of the Per Share Amount (the "Subsequent Price"), then the TPG Stockholder will promptly pay to Foster's an amount equal to one-half of the product of:

    - the excess of the Subsequent Price over the Per Share Amount, multiplied by

    - the number of Subject Shares beneficially owned (other than beneficially owned solely by reason of having a right to vote) by the TPG Stockholder at the time the Business Combination is consummated or at the time of disposal by the TPG Stockholder.

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
    INDEMNIFICATION. The Tender Agreement provides that, if Shares are purchased in the Offer in accordance with the terms of the Merger Agreement, Foster's and Purchaser will jointly and severally indemnify fully, hold harmless and defend the TPG Stockholders and their respective successors and assigns solely in such party's capacity as a stockholder of Beringer (collectively, the "Indemnitees") from and against any and all costs and expenses (including, but not limited to, reasonable attorneys' fees and the costs and expenses of investigating, defending and litigating any claims), judgments, fines, losses, claims, damages and liabilities to the extent sustained or incurred by any Indemnitee in connection with any action, suit or proceeding by or on behalf of any stockholder, other than an Indemnitee (a "Claim") arising out of, relating to or based upon the Tender Agreement or the Merger Agreement or the transactions contemplated thereby so long as the Indemnitee acted in good faith in connection with the matters that are the subject of such Claim. Notwithstanding anything contained in the Indemnification provision of the Tender Agreement, no claim for indemnity under this provision may be asserted by any Indemnitee arising or resulting from:

    - any breach by Beringer of any representation, warranty or covenant of Beringer in the Merger Agreement; or

    - any breach by any party to the Tender Agreement (other than by Foster's or Purchaser) of any representation, warranty or covenant in the Tender Agreement.

    REPRESENTATIONS AND WARRANTIES. The Selling Stockholders made customary representations and warranties in the Tender Agreement relating to:

    - Subject Share ownership;

    - power and authority to enter into the Tender Agreement;

    - execution and delivery of the Tender Agreement;

    - no conflicts; and

    - absence of brokers fees.

Foster's and Purchaser also made customary representations and warranties in the Tender Agreement relating to:

    - organization and authority to enter into the Tender Agreement;

    - execution and delivery of the Tender Agreement;

    - no conflicts; and

    - securities law compliance.

    RESTRICTION ON TRANSFER OF SUBJECT SHARES, PROXIES AND
NONINTERFERENCE. Each Selling Stockholder has agreed that such Selling Stockholder will not directly or indirectly:

    - except in accordance with the terms of the Tender Agreement and for the conversion of Subject Shares at the Effective Time in accordance with the terms of the Merger Agreement and other limited circumstances, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Selling Stockholder's Subject Shares;

    - acquire any Shares or other securities of Beringer (other than in the event of any adjustment of Beringer's Shares or the grant of Shares to members of the Beringer Board as director compensation in accordance with past practice);

    - except in accordance with the terms of the Tender Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or

    - take any action that would reasonably be expected to make any of the Selling Stockholder's representations and warranties contained in the Tender Agreement untrue or incorrect or have the effect of impairing the ability of the Selling Stockholder to perform its obligations under the Tender Agreement or preventing or delaying the consummation of any of the transactions contemplated by the Tender Agreement.

    NO SOLICITATION. The Tender Agreement provides that no Selling Stockholder will take, or authorize or permit any of its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant of the Selling Stockholder) to take, any action that Beringer would be prohibited from taking under the first sentence of the No Shop provision of the Merger Agreement (disregarding the proviso contained in that sentence). Each Selling Stockholder has agreed to immediately advise Foster's in writing of the receipt of a request for information or any inquiries or proposals relating to an Acquisition Transaction. Notwithstanding anything in the Tender Agreement to the contrary:

    - if any Selling Stockholder is a director of Beringer, that Selling Stockholder may take actions in its capacity as a director to the extent permitted by the No Shop provision of the Merger Agreement; and

    - if any Selling Stockholder is an officer of Beringer, he or she may take actions in his or her capacity as an officer to the extent directed to do so by the Beringer Board in compliance with the No Shop provision of the Merger Agreement.

    TERMINATION. The Tender Agreement will terminate on the earliest to occur of:

    - the purchase of all the Subject Shares in the Offer;

    - the Effective Time; or

    - the date the Merger Agreement is terminated in accordance with its terms.

    The Tender Agreement may be earlier terminated by the mutual consent of Foster's and the Selling Stockholders representing a majority of the Subject Shares subject to the Tender Agreement.

    In the event of termination of the Tender Agreement, such agreement will become null and void and of no effect with no liability on the part of any party and all proxies granted thereby will be automatically revoked, except that no such termination will relieve any party thereto from any liability for any breach of that agreement occurring prior to such termination. Notwithstanding anything in the Tender Agreement to the contrary, if the Tender Agreement is terminated for any reason, the Sharing of Profits provision described above will survive such termination indefinitely and if the Tender Agreement is terminated after Shares are purchased in the Offer or the Effective Time, the Indemnification provision described above will survive such termination for a period of six years.

    FIDUCIARY DUTIES. The Tender Agreement provides that nothing therein shall limit or affect any actions taken by any Selling Stockholder in his or her capacity as an officer or director of Beringer and that none of such actions in any such capacity shall be deemed to constitute a breach of the Tender Agreement.

OTHER MATTERS

    EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, Purchaser will be merged with and into Beringer. If, following the Offer, approval of Beringer's stockholders is required by applicable law in order to consummate the Merger, Beringer will submit the Merger to Beringer's stockholders for approval. If the Merger is submitted to Beringer's stockholders for approval, the Merger will require the approval of a majority of the outstanding Shares, including the Shares owned by Purchaser. If the Offer is consummated, and the Minimum Condition is satisfied without being reduced or waived, Purchaser will be able to approve the Merger without the vote of any other stockholder.

    If the Merger is consummated, stockholders of Beringer who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise appraisal rights.

    If, following the consummation of the Offer, the Merger is not consummated, Foster's, which indirectly owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, Beringer has agreed to take all actions necessary to cause a majority of the members of the Beringer Board to consist of persons designated by Foster's (whether, by election or by the resignation of existing directors and causing Foster's designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to Beringer Board, Foster's will indirectly be able to influence decisions of the Beringer Board and the decisions of Purchaser as the majority stockholder of Beringer. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

    If Foster's controls more than 50% of the voting power of the outstanding Voting Securities following the consummation of the Offer but the Merger is not consummated, stockholders of Beringer, other than those affiliated with Foster's, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If, for any reason following completion of the Offer, the Merger is not consummated, Foster's and Purchaser reserve the right, subject to any applicable legal restrictions, to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Foster's and Purchaser.

    STATUTORY REQUIREMENTS. In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the adoption of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to Beringer's Certificate of Incorporation, the Class A Shares and the Class B Shares are the only securities of Beringer which entitle the holders thereof to voting rights.

    The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, Purchaser acquires or controls 100% of the Class A Shares and at least 90% of the Class B Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of Beringer.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of Beringer who have not tendered their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the

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
Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The WEINBERGER court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In CEDE & CO. V. TECHNICOLOR, INC., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than $55.75 per Share.

    Foster's does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Foster's intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Goldman, Sachs & Co.'s opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

    Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and in RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL.

    THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    GOING PRIVATE TRANSACTIONS. The Commission has promulgated Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Purchaser believes that Rule 13e-3 will be inapplicable because it is anticipated that (1) the Class B Shares will be deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination will be consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding Beringer and

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
certain information regarding the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of the Merger Agreement, Beringer:

    - splits, combines or otherwise changes the Shares or its capitalization,

    - acquires Shares or otherwise causes a reduction in the number of Shares,

    - issues or sells additional Shares (other than the issuance of Shares reserved for issuance as of the date of the Merger Agreement under option and employee stock purchase plans in accordance with their terms as publicly disclosed as of the date of the Merger Agreement) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or

    - discloses that it has taken such action,

then, without prejudice to Purchaser's rights under Section 14, Purchaser, in its sole discretion, may make such adjustments in the Per Share Amount and other terms of the Offer as it deems appropriate to reflect such split, combination or other change or action, including, without limitation, the Minimum Condition or the number or type of securities offered to be purchased.

    The Merger Agreement provides that Beringer will not, and will not permit any of its subsidiaries to, without the consent of Foster's or Purchaser:

    - declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock,

    - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or

    - purchase, redeem or otherwise acquire any shares of capital stock of Beringer or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities provided that nothing therein stated will limit Beringer's right to cancel the Options in exchange for the Per Share Amount.

    If, on or after the date of the Merger Agreement, Beringer declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on Beringer's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under Section 14:

    - The Per Share Amount shall be reduced by the amount of any such cash dividend or cash distribution, and

    - Any such non-cash dividend, distribution, issuance, proceeds or right to be received by the tendering stockholders shall:

       - Be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or

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
       - At the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser.

Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as the owner of any such non-cash dividend, distribution, issuance, proceeds or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

    CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (A) unless the following conditions shall have been satisfied: (i) the Minimum Condition and
(ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, or (B) if at any time on or after the date of the Merger Agreement and prior to the time of acceptance of Shares for payment or payment therefor any of the following conditions exists:

        (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted or taken by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer, the consummation of the Merger or the purchase of Shares pursuant to the Tender Agreement, (ii) prohibits or restricts the ownership or operation by Foster's (or any of its affiliates or subsidiaries) of any material portion of its or Beringer's business or assets, or compels Foster's (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of its or Beringer's business or assets, (iii) imposes material limitations on the ability of Foster's effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the stockholders of Beringer, (iv) imposes any material limitations on the ability of Foster's or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of Beringer, or
    (v) which otherwise would have a Beringer Material Adverse Effect; or

        (b) there shall be instituted or pending any action or proceeding by a governmental authority before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having any effect set forth in (a) above; or

        (c) the Merger Agreement shall have been terminated by Beringer or Foster's in accordance with its terms or any event shall have occurred which gives Foster's or Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

        (d) (i) any representation or warranty made by Beringer in the Merger Agreement shall not have been true and correct in all material respects when made if the representation or warranty is not qualified as to materiality or a Beringer Material Adverse Effect or, if so qualified, shall not have been true and correct when made, or shall have ceased to be true and correct in all material respects as of the Expiration Date as if made as of such date if the representation or warranty is not qualified as to materiality or a Beringer Material Adverse Effect or, if so qualified, shall have ceased to be true and correct, (ii) as of the Expiration Date, Beringer shall not in all material respects have performed any obligation or agreement and complied with its material covenants to be performed and complied with by it under the Merger Agreement, or (iii) Beringer or any Selling Stockholder shall have materially breached the Tender Agreement; or

        (e) there shall have occurred and be continuing (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange, Nasdaq Stock Market or Australian Stock Exchange (not including any suspension or limitation of trading in any particular security) or any setting of minimum prices for trading on such exchange, (ii) any banking moratorium declared by the United States, New York or Australian authorities or any suspension of payments in respect of banks in the United States,
    (iii) any commencement of war, armed hostilities or other international or national calamity directly involving the United States or Australia, in each case having a material adverse effect on the functionality of financial markets in the United States or Australia, or (iv) in the case of any of the foregoing, existing at the time of commencement of the Offer, a material acceleration or worsening thereof; or

        (f) Foster's and Beringer shall have agreed that Foster's shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto.

Subject to the obligations of Foster's and Purchaser under the Merger Agreement, the foregoing conditions are for the sole benefit of Foster's and may be asserted by Foster's regardless of the circumstances (including any action or inaction by Foster's) giving rise to any such conditions and such conditions, other than the Minimum Condition, may be waived by Foster's in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Foster's and subject to the terms of the Merger Agreement. The failure by Foster's at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

    A public announcement may be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

    Purchaser acknowledges that the Commission believes that:

    - if Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares, and

    - the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

    Except as described in this Offer to Purchase, based on a review of publicly available filings made by Beringer with the Commission and other publicly available information concerning Beringer, but without any independent investigation, neither Purchaser nor Foster's is aware of any license or regulatory permit that appears to be material to the business of Beringer and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Foster's presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance, however, that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Beringer's business or that certain parts of Beringer's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States (including Delaware, where Beringer is incorporated) have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Foster's and Purchaser believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in GRAND METROPOLITAN PLC V. BUTTERWORTH, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, Beringer has represented that the Beringer Board has taken appropriate action to render Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement and the Tender Agreement. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated after the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Such filing was made on August 29, 2000, and such waiting period will expire at 11:59 p.m. on September 13, 2000. If, however, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. For information regarding the obligations of Beringer, Foster's and Purchaser in this regard, see "The Merger Agreement--Consents, Approvals and Filings" in Section 12.

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of Beringer. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Foster's or its subsidiaries, or Beringer or its subsidiaries. Private parties may also bring legal action under the antitrust laws in certain circumstances. While Foster's and Purchaser believe that the Offer and the Merger do not involve a violation of antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES

    UBS Warburg LLC is acting as Dealer Manager in connection with the Offer and as financial advisor to Foster's in connection with the proposed acquisition of Beringer by Foster's, for which services UBS Warburg LLC will receive customary compensation. In addition, Foster's has agreed to reimburse UBS Warburg LLC for its reasonable expenses incurred in rendering its services (including reasonable legal expenses) under its engagement agreement with Foster's and has agreed to indemnify UBS Warburg LLC against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. UBS Warburg LLC from time to time renders various investment banking services to Foster's and its affiliates for which it is paid customary fees.

    In the ordinary course of its business, UBS Warburg LLC engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of Beringer and Foster's.

    MacKenzie Partners, Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

    In addition, Equiserve, L.P. has been retained as the Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Except as set forth above, neither Foster's nor Purchaser will pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Foster's or Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by UBS Warburg LLC or one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

    Purchaser has filed with the Commission the Schedule TO pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, containing certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Foster's, Purchaser, Beringer or any of their respective subsidiaries since the date any information is furnished or the date of this Offer to Purchase.

                                          BORDEAUX ACQUISITION CORP.

SEPTEMBER 1, 2000

                                                                      SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF FOSTER'S AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF FOSTER'S

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Foster's. Unless otherwise indicated below:

    - each individual has held his or her positions for more than the past five years,

    - the business address of each person is 77 Southbank Boulevard, Southbank, Victoria Australia 3006, and

    - all directors and officers listed below are citizens of Australia other than Mr. Scully who is a citizen of the United States. Directors are identified with a single asterisk.

                                                             PRESENT PRINCIPAL OCCUPATION OR
NAME                                          AGE      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------  --------   -------------------------------------------
Edward Thomas Kunkel                           57      Mr. Kunkel has been President and Chief
                                                       Executive Officer of Foster's for the past
                                                       five years.

Peter Athanas Bobeff                           59      Mr. Bobeff has served as the Senior Vice
                                                       President of Commercial Affairs of Foster's
                                                       since 1992.

Nuno Alvares D'Aquino                          59      Mr. D'Aquino was the Managing Director of
                                                       Carlton & United Breweries Limited, a
                                                       subsidiary of Foster's from 1995 through
                                                       April 2000. Mr. D'Aquino has served as
                                                       Deputy Chief Executive Officer of Foster's
                                                       since April 2000.

Trevor Louis O'Hoy                             45      Mr. O'Hoy was the Vice President of Lead
                                                       Enterprise of Foster's from 1995 through
                                                       1997 and the Vice President of Strategy and
                                                       Development from January 1997 until August
                                                       1997. He has served as Foster's Chief
                                                       Financial Officer since that time.

Robert Graeme Willersdorf                      58      Mr. Willersdorf has been with Foster's
                                                       since November 1984 and serves as a Senior
                                                       Vice President.

Francis Joseph Swan*                           59      Mr. Swan is Chairman of the Board and has
                                                       served as a Director of Foster's since
                                                       1996. In addition, he has served as a
                                                       Director of both Commonwealth Bank of
                                                       Australia Limited (located at 48 Martin
                                                       Place, Sydney NSW Australia) and National
                                                       Foods Limited (located at Queens Road,
                                                       Melbourne, Victoria Australia) since 1997,
                                                       and the Managing Director of Global
                                                       Beverages of Cadbury Schweppes, p.l.c.
                                                       (located at 25 Barkbray Square, London
                                                       WIX 647, UK) since April 1996.

                                                             PRESENT PRINCIPAL OCCUPATION OR
NAME                                          AGE      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------  --------   -------------------------------------------
Margaret Lyndsey Cattermole*                   52      Ms. Cattermole is the Chief Executive
                                                       Officer of Aspect Computing Pty Ltd.
                                                       (located at 551 Glenferrie Road, Hawthorne
                                                       Australia 3122) and has served as Managing
                                                       Director of Aspect since 1974. She has
                                                       served as a Director of Foster's since
                                                       1999.

Brian Healey*                                  66      Mr. Healey has been self-employed as a
                                                       principal of Brian Healey & Associates
                                                       (located at Level 3, 578 St. Kilda Road,
                                                       Melbourne Australia 3004) for the previous
                                                       five years. He has served as a Director of
                                                       Foster's since 1993. He is also Chairman of
                                                       Portfolio Partners Limited, Biota Holdings
                                                       Limited and Centro Properties Limited and a
                                                       Director of ICI Australia Limited, AWA
                                                       Limited and Norwich Union Australia
                                                       Limited.

Geoffrey Arthur Cohen*                         66      Mr. Cohen is a self-employed chartered
                                                       accountant. His business address is
                                                       Level 30, 35 Guerris St., Melbourne
                                                       Australia. He has served as a Director of
                                                       Foster's since 1991.

Graeme William McGregor*                       61      Mr. McGregor held senior finance roles for
                                                       BHP Co. Ltd. until 1999 including the
                                                       Executive Director of Finance for BHP Co.
                                                       Ltd. (located at 600 Bourke Street,
                                                       Melbourne Australia) from 1956 through
                                                       1999. He has also served as a Director of
                                                       both Santos Limited (located at King
                                                       William Street, Adelaide Australia) and
                                                       Were Securities Limited (located at
                                                       101 Collins Street, Melbourne Australia)
                                                       since 1999 and a Director of Nufarm Limited
                                                       (located at Farm Road, Laverton North
                                                       Australia) since January of this year.
                                                       Mr. McGregor's business address is 65 Park
                                                       Road, Middle Park, Victoria Australia 3206.
                                                       He has served as a Director of Foster's
                                                       since April 1999.

Terry James Davis                              42      Mr. Davis was the Managing Director of
                                                       Cellarmasters Pty Ltd. (located at
                                                       Level 25, 500 Oxford Street, Bondi
                                                       Junction, NSW Australia 2022) from 1987
                                                       through 1997. After this time he became the
                                                       Chief Operating Officer of Global Wine
                                                       Clubs, Mildara Blass Limited, a subsidiary
                                                       of Foster's (located at 170 Bridport St.,
                                                       Alberta Park, Victoria Australia). Since
                                                       August 1999, Mr. Davis has served as the
                                                       Managing Director of Mildara Blass Limited.

                                                             PRESENT PRINCIPAL OCCUPATION OR
NAME                                          AGE      EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------------  --------   -------------------------------------------
James Stephen King                             48      Mr. King was the President of Kraft General
                                                       Foods (Asia) Ltd. (located at 157F One
                                                       Pacific Place, 88 Queensway, Hong Kong)
                                                       from 1991 through 1996. Mr. King was the
                                                       Managing Director of Foster's Asia from
                                                       1997 through March 2000. Mr. King has been
                                                       Managing Director of CUB since March 2000.

Richard W. Scully                              54      Mr. Scully was an Executive Director of
                                                       Courage Breweries (located in Staines,
                                                       England) from 1990 through 1995. From
                                                       January 1996, Mr. Scully has served as the
                                                       Senior Vice President of Foster's
                                                       International. He is currently the Managing
                                                       Director of Foster's Brewing International.
                                                       Mr. Scully is a citizen of the United
                                                       States of America.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

    The directors and executive officers of Purchaser are Edward T. Kunkel, Trevor L. O'Hoy,
Peter A. Bobeff and Terry J. Davis. Messrs. Kunkel, O'Hoy, Bobeff and Davis are also executive officers of Foster's. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of Messrs. Kunkel, O'Hoy, Bobeff and Davis are set forth in the table of the directors and executive officers of Foster's. All directors and executive officers of Purchaser are citizens of Australia.

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Beringer or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                                EQUISERVE, L.P.

          BY HAND:                        BY MAIL                 BY OVERNIGHT COURIER:

    Securities Transfer &             Equiserve, L.P.                Equiserve, L.P.
  Reporting Services, Inc.        Attn: Corporate Actions          Mail Stop 45-01-40
     c/o Equiserve, L.P.               P.O. Box 8029                150 Royall Street
 100 William Street,Galleria       Boston, MA 02266-8029            Canton, MA 02021
     New York, NY 10038

                                BY FACSIMILE TRANSMISSION:
                                      (781) 575-3204

                                FOR INFORMATION TELEPHONE:
                                      (781) 575-3204
                                      (Call Collect)

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and the Dealer Manager as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MACKENZIE PARTNERS, INC.

                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                          PROXY@MACKENZIEPARTNERS.COM
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                            TOLL FREE (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                                UBS WARBURG LLC

                                299 Park Avenue
                               New York, NY 10171
                          Call Collect: (212) 821-5382